UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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AFFYMETRIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFYMETRIX, INC.

3420 CENTRAL EXPRESSWAY

SANTA CLARA, CALIFORNIA 95051

(408) 731-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2015

TO OUR STOCKHOLDERS:

You are cordially invited to participate in the 2015 annual meeting of stockholders of Affymetrix, Inc. This year’s annual meeting will be a virtual-only annual meeting of stockholders via live webcast over the Internet. The 2015 annual meeting will be held on Wednesday, May 13, 2015, beginning at 9:00 a.m., Pacific Daylight Time, for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders or until their successors are elected;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To approve the Amended and Restated 2000 Equity Incentive Plan;

4.	To approve, by an advisory vote, the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment.

These items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors has fixed the close of business on March 23, 2015 as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

We will mail to our stockholders of record and beneficial owners on or about April 2, 2015 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report to Stockholders via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.

Our proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

To participate in the annual meeting via live webcast, vote, and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/affx2015. You will need your 16-digit control number (included in your Notice of Internet Availability of Proxy Materials) to enter the meeting. You will not be able to attend the annual meeting in person. Whether or not you plan to connect to the meeting via webcast, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope.

By Order of the Board of Directors,

SIANG H. CHIN

Secretary

Santa Clara, California

March 31, 2015

AFFYMETRIX, INC.

3420 CENTRAL EXPRESSWAY

SANTA CLARA, CALIFORNIA 95051

(408) 731-5000

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Affymetrix, Inc. (“Affymetrix” or the “Company”) for use at our 2015 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

These proxy solicitation materials are first being made available on or about April 2, 2015, together with our 2014 Annual Report to Stockholders and our Form 10-K, to all stockholders of record at the close of business on March 23, 2015.

ABOUT THE MEETING

When and where is the meeting being held?

We will be hosting our 2015 annual meeting of stockholders live via webcast over the Internet. You will not be able to attend the meeting in person. Our 2015 annual meeting is being held on Wednesday, May 13, 2015, beginning at 9:00 a.m. Pacific Daylight Time.

What do I need in order to be able to participate in the annual meeting online?

A summary of the information you need to attend the meeting online is provided below:

•	Any stockholder can listen to the meeting live via the Internet at www.virtualshareholdermeeting.com/affx2015;

•	Stockholders may vote while connected to the meeting on the Internet;

•	Please have your 16-digit Control Number to enter the meeting (included in your Notice of Internet Availability of Proxy Materials);

•	If you do not have your 16-digit Control Number, you will only be able to listen to the meeting—you will not be able to vote or ask questions;

•	Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/affx2015.

What is the purpose of the annual meeting?

At our 2015 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

•	the election of directors;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	the Amended and Restated 2000 Equity Incentive Plan;

•	the approval, by an advisory vote, of the compensation of our named executive officers; and

•	any other matters that may properly be presented at the meeting.

Who is entitled to notice of and to vote at the meeting?

You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on March 23, 2015, the record date for the meeting. At the close of business on that date, 77,177,843 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

How can I receive a paper or electronic copy of this proxy statement?

On or about April 2, 2015, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report to Stockholders via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual stockholders’ meetings on the environment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote online at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during our annual meeting.

What is “householding” and how does it affect me?

Under SEC rules, delivery of each Notice in one mailing envelope (or delivery of one proxy statement and annual report, for those who request paper copies) to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other stockholders registered on our books;

•	you have the same last name as the other stockholders; and

•	your address is a residential address or post office box.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the same mailings, or if you hold stock in more than one account, and in either case you wish to receive only a single mailing of each of these documents for your household, please submit a request to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or call (800) 542-1061. Stockholders who participate in householding will continue to be mailed separate proxy cards (to the extent we send proxy cards by mail).

If you participate in householding and wish to receive a separate copy of our proxy mailings, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. A separate copy of our proxy mailings will be sent to you upon request.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

If I am a stockholder of record of Affymetrix shares, how do I vote?

If you are a stockholder of record, there are several ways for you to vote your shares:

•

By Internet.    You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted online must be received by 11:59 p.m., Eastern Time on May 12, 2015, to be voted at the annual meeting.

•

By Telephone.    You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received by 11:59 p.m., Eastern Time on May 12, 2015, to be voted at the annual meeting.

•

By Mail.    If you received a printed copy of the proxy materials, you may vote by completing, signing and dating each proxy card received and returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Sign your name exactly as it appears on the proxy card. Proxy cards must be received no later than May 12, 2015, to be voted at the annual meeting.

•	During the Annual Meeting. Instructions on how to vote via live Internet during our annual meeting are posted at www.virtualshareholdermeeting.com/affx2015.

If I am the beneficial owner of Affymetrix shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you will receive instructions from the holder of record (your broker or other nominee) that you must follow to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during our annual meeting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. If you are a stockholder of record, you may change your vote via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date or by participating in the annual meeting live via Internet and voting again. Beneficial owners must contact their broker or other nominee holding their shares and follow their instructions for revoking or changing votes.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on one of the proposals?

Stockholders of Record:    Your proxy will be counted as a vote “FOR” all of the director nominees and “FOR” Proposals 2, 3 and 4.

Beneficial Owner of Affymetrix Shares Held in Street Name:    Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors, the amendment of our Amended and Restated 2000 Equity Incentive Plan or an advisory vote on the compensation of our named executive officers (Proposals 1, 3 and 4). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either participating in person (via Internet webcast) or by proxy. This is called a quorum for the transaction of business. At the record date, there were 77,177,843 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 38,588,922 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you are present online live via Internet webcast during the meeting or have properly submitted a proxy card. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Proposal 1.    Under our majority voting policy, in an uncontested election, each nominee for director shall be elected to the Board of Directors by a majority of the votes cast with respect to the director’s election (that is, the votes cast for a director’s election must exceed the votes cast against that director’s election). This election is an uncontested election. In the election of directors, votes may be cast in favor of or against any or all nominees. Any director who does not receive a majority of the votes cast will not be elected. Each nominee for director has submitted an irrevocable resignation that becomes effective if the director does not receive a majority of the votes cast with respect to the director’s election. For Proposal 1, “votes cast” excludes both abstentions and “broker non-votes.”

Proposals 2, 3 and 4.    The affirmative vote of a majority of the shares of common stock present online live via Internet webcast or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2), to approve the amendment of our Amended and Restated 2000 Equity Incentive Plan (Proposal 3) and to approve, by an advisory vote, the compensation of our named executive officers (Proposal 4). If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of a majority of the shares of common stock present online live via Internet webcast or represented by proxy and entitled to vote on that matter.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposals 2, 3 and 4.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors and the advisory vote on the compensation of our named executive officers. Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote they will have no effect on the outcome other than reducing the number of shares present online live via Internet webcast or by proxy and entitled to vote from which a majority is calculated.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote: “FOR” the election of the six directors;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

“FOR” the approval of the amendment to the Amended and Restated 2000 Equity Incentive Plan; and

“FOR” the approval of the compensation of our named executive officers.

Who will count the vote?

Broadridge, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

The voting results will be announced at the meeting and published in a Current Report on Form 8-K filed after the meeting date.

Is Affymetrix paying the cost of this proxy solicitation?

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our shares and will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation.

How can I view the annual meeting webcast?

Any stockholder can listen to the meeting live via webcast at www.virtualshareholdermeeting.com/affx2015. Instructions to listen to the webcast are posted at that Internet address.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO CONNECT TO THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board?

The current members of the Board of Directors are Frank Witney, Ph.D., Nelson C. Chan, Gary S. Guthart, Ph.D., Jami Dover Nachtsheim, Merilee Raines and Robert H. Trice, Ph.D.

Are a majority of the directors independent?

Yes. As required by the NASDAQ listing standards and our Corporate Governance Guidelines, a majority of our Board of Directors are “independent” within the meaning of such standards and guidelines. The Board of Directors is required to make an affirmative determination at least annually as to the independence of each director. The Board of Directors has determined that all of its members other than Frank Witney, Ph.D., are independent.

Does Affymetrix have a lead independent director?

No. We do not currently have a lead independent director. Our Chairwoman, Jami Dover Nachtsheim, is an independent director. Ms. Nachtsheim served as our lead independent director from May 2013 to January 30, 2015. Effective January 30, 2015, Ms. Nachtsheim was elected Chairwoman of our Board of Directors, following the retirement of Stephen P.A. Fodor, Ph.D.

How often did the Board meet in 2014?

The Board of Directors held six meetings in 2014. Under our Corporate Governance Guidelines directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all Board meetings and meetings of each committee on which they serve and to prepare themselves for those meetings. During 2014, four of our directors attended 100% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served and one of our directors attended 96% of such meetings. The other two directors attended at least 80% of such meetings.

Do the independent directors meet in executive sessions?

Our Corporate Governance Guidelines require the independent directors to meet regularly in executive sessions in which management does not participate, at least four times a year. In executive sessions, the independent directors review the report of the independent registered public accounting firm, the performance of the Chairman, CEO and other senior managers, the compensation of the Chairman, CEO and other senior managers and any other relevant matter. In 2014, the directors met in executive session four times, with only independent directors present.

Does Affymetrix have a policy with respect to attendance of directors at the annual meeting of stockholders?

All of our directors serving on the Board of Directors at the time attended last year’s annual meeting. Our Corporate Governance Guidelines provide that directors are required to attend our annual meeting of stockholders, absent extraordinary circumstances.

What is the role of the Board’s committees?

The Board of Directors currently has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of the Audit, Compensation and Nominating and Governance committees is independent as defined by applicable NASDAQ and SEC rules, and each of these committees has a written charter approved by the Board of Directors. Under our Corporate Governance Guidelines, committee members are appointed by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee, except that members of the Nominating and Corporate Governance Committee are appointed by the independent members of the Board of Directors. The Board of Directors also formed a Special Committee in 2014 consisting of Jami Dover Nachtsheim, Nelson C. Chan and Gary S. Guthart, Ph.D., to evaluate a potential related-party transaction. The Company did not enter into the related-party transaction and the Special Committee was dissolved after the evaluation was completed. The current members of the active committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
Nelson C. Chan	✓(Chairman)	✓
Gary S. Guthart, Ph.D.		✓
Jami Dover Nachtsheim		✓(Chairwoman)	✓
Merilee Raines	✓
Robert H. Trice, Ph.D.	✓		✓(Chairman)

Audit Committee.    The function of the Audit Committee, as more fully set forth in its charter, is to assist the Board of Directors in fulfilling its responsibility to oversee our financial statements, our financial reporting process and our system of internal control over financial reporting. A copy of the Audit Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the About Affymetrix link.

The Audit Committee currently consists of three members, Mr. Chan, its Chairman, Ms. Raines and Dr. Trice. The Board of Directors has determined that Mr. Chan, Ms. Raines and Dr. Trice are independent within the meaning of the NASDAQ listing standards, applicable SEC regulations and our Corporate Governance Guidelines, and that each member has the financial literacy required by the NASDAQ listing standards. The Board of Directors also has determined that Mr. Chan and Ms. Raines are qualified as “audit committee financial experts” within the meaning of applicable SEC regulations and have the accounting and related financial sophistication required by NASDAQ listing standards.

The Audit Committee held four meetings during 2014. The Audit Committee Report for 2014 is included below.

Compensation Committee.    The Compensation Committee currently consists of three members, Ms. Nachtsheim, its Chairwoman, Mr. Chan and Dr. Guthart. The Board of Directors has determined that Ms. Nachtsheim, Mr. Chan and Dr. Guthart are independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines. The functions of the Compensation Committee, as more fully set forth in its charter, are to oversee our compensation policies generally, evaluate senior executive performance, oversee and determine compensation for senior executives and review and recommend to the Board of Directors actions regarding director compensation. A copy of the Compensation Committee charter is available on our website (www.affymetrix.com) in the Corporate Governance section under the About Affymetrix link.

The Compensation Committee held seven meetings during 2014. The Compensation Committee Report for 2014 is included below. For further information about the Compensation Committee’s process for determining executive compensation, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of two members, Dr. Trice, its Chairman, and Ms. Nachtsheim. The Board of Directors has determined that Dr. Trice and Ms. Nachtsheim are independent within the meaning of the NASDAQ listing standards and our Corporate Governance Guidelines. As more fully set forth in its charter, the

Nominating and Corporate Governance Committee is responsible for searching for and identifying director nominees and recommending them to the Board of Directors for election, recommending directors for appointment to committees of the Board of Directors, establishing criteria for Board of Directors membership, evaluating the Board of Directors and its committees at least annually and recommending any proposed changes to the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for executive succession planning and for developing, evaluating the adequacy of and overseeing compliance with our Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommending any proposed changes to the Board of Directors. Copies of the Nominating and Corporate Governance Committee charter and our Corporate Governance Guidelines are available on our website (www.affymetrix.com) in the Corporate Governance section under the About Affymetrix link. The Nominating and Corporate Governance Committee held four meetings in 2014.

How are nominees for the Board selected?

The Nominating and Corporate Governance Committee makes a periodic assessment of the Board of Directors and Board members. In making its assessment and in identifying and evaluating director nominees, the Nominating and Corporate Governance Committee will consider the membership criteria described below, taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations, NASDAQ listing standards or our Corporate Governance Guidelines, as well as the current challenges and needs of the Board of Directors and Affymetrix. The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating director nominees, including referrals from current directors, recommendations by stockholders and input from third party executive search firms. In evaluating director nominees, the Nominating and Corporate Governance Committee evaluates all candidates under consideration, as it deems appropriate.

The Nominating and Corporate Governance Committee charter requires the Committee to establish criteria for director independence, and Board and committee membership. The Nominating and Corporate Governance Committee has established the following criteria:

•	a reputation for the highest personal and professional ethics, integrity and values;

•	experience at the policy-making level in business, government, education, technology or public interest;

•	expertise that is useful to us and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to perform the duties and responsibilities of Board membership;

•	commitment to serve on the Board of Directors over a period of several years to develop knowledge about our principal operations;

•	willingness and capacity to objectively appraise management performance; and

•	absence of involvement in activities or interests that create a conflict with the director’s responsibilities to us and our stockholders.

The Nominating and Corporate Governance Committee does not have a formal diversity policy. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds, and also considers diversity of gender and race. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Will the Nominating and Corporate Governance Committee consider director candidates nominated by stockholders?

Stockholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by writing to the Secretary, specifying the nominee’s name and qualifications for Board membership and providing confirmation of the nominee’s consent to serve as a director. Following verification that the person submitting the recommendation is a stockholder of the Company, all properly submitted recommendations are brought to the attention of the Nominating and Corporate Governance Committee at a regularly scheduled Committee meeting.

If a stockholder properly recommends a director nominee, the Nominating and Corporate Governance Committee will give due consideration to that nominee and will use the same criteria used for evaluating other director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws. The deadline for stockholder nominations is disclosed elsewhere in this proxy statement under the caption “Deadline for Receipt of Stockholder Proposals.”

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board of Directors may do so by writing to: Affymetrix, Inc., Attention: Board of Directors, 3420 Central Expressway, Santa Clara, CA 95051 or by electronic mail to: Affymetrix_BoardOfDirectors@affymetrix.com.

Pursuant to a process approved by the Board of Directors, the Secretary reviews all correspondence received by us and addressed to members of the Board and regularly forwards to the Board of Directors a summary of such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or otherwise requires the Board’s attention. Directors may at any time review a log of all correspondence received by us that are addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee to address such matters.

Does Affymetrix have a Code of Ethics?

We strive to foster a culture of honesty, integrity and accountability. Our Code of Business Conduct and Ethics sets forth our key guiding principles, policies and procedures for employment at Affymetrix. The Code is applicable to all of our directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. The Code of Business Conduct and Ethics is available on our website (www.affymetrix.com) in the Corporate Governance section under the About Affymetrix link. Waivers of the Code for executive officers and directors may be granted only by the Board of Directors. Waivers of the Code for other employees may be granted only by our General Counsel. Amendments to the Code must be approved by the Board of Directors. We intend to provide disclosure of any such amendments or waivers on our website (www.affymetrix.com) in the Corporate Governance section under the About Affymetrix link.

How are non-employee directors compensated?

Cash.    The Chairman receives an annual cash retainer of $85,000 per year, the Lead Director receives an annual cash retainer of $60,000 in years when there is a Lead Director, and each other non-employee director receives an annual cash retainer of $45,000 per year. Each non-employee director who serves on the Compensation Committee also receives an annual fee of $10,000, with the chairwoman receiving an annual fee of $18,000. Each non-employee director who serves on the Nominating and Corporate Governance Committee also receives an annual fee of $7,000, with the chairman receiving an annual fee of $15,000. Each non-employee director who serves on the Audit Committee also receives an annual fee of $15,000, with the chairman receiving an annual fee of $30,000. For 2014, each member of the Special Committee also received a fee of $1,500 per meeting for a total of six meetings.

Option and Stock Awards.    Each new non-employee director receives an option to purchase 30,000 shares upon election to the Board of Directors. These options vest in equal installments on each of the first three anniversaries of the date of grant so long as the director is serving on the Board of Directors on each vesting date. In addition, on the date of each Annual Stockholders’ Meeting, each non-employee director is granted, at such director’s election, (a) an option to purchase shares, which vests in full on the earlier of the date of the next Annual Stockholders’ Meeting or one year after the date of grant and has an exercise price equal to the fair market value of the common stock on the date of grant, (b) a restricted stock unit award, which vests in equal installments on each of the first three anniversaries of the date of grant or (c) a combination of options and restricted stock units, in any case with the same aggregate value.

Does Affymetrix have stock ownership guidelines for the CEO and other members of the Board?

In February 2015, the Board of Directors adopted stock ownership guidelines. Our chief executive officer is required to hold shares of common stock with a value equal to three times his annual base salary, while each non-employee member of the Board of Directors is required to hold shares of common stock with a value equal to three times the amount of the annual retainer paid to such director. Each individual has five years from the date of adoption to comply with these guidelines.

COMPENSATION OF DIRECTORS FOR 2014

The following table sets forth the compensation for our non-employee directors for 2014. Dr. Witney does not receive separate compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)(4)	All Other Compensation ($)	Total ($)
Stephen P.A. Fodor, Ph.D.(5)	85,000	94,645	—	—	179,645
Nelson C. Chan	94,000	94,645	—	—	188,645
Gary S. Guthart, Ph.D.	64,000	47,323	47,352	—	158,675
Jami Dover Nachtsheim.	87,000	—	94,704	—	181,704
Robert H. Trice, Ph.D.	75,000	94,645	—	—	169,645
Robert P. Wayman(6)	67,000	47,323	47,352	—	161,675

(1)	The amounts reported in this column represent the cash compensation received in 2014 for Board and committee services.

(2)	On June 3, 2014, each of the non-employee directors except for Dr. Guthart, Ms. Nachtsheim and Mr. Wayman received a grant of 11,500 restricted stock units. Dr. Guthart and Mr. Wayman each received a grant of 10,000 stock options and 5,750 restricted stock units. Ms. Nachtsheim received a grant of 20,000 stock options. The stock options vest in full on the earlier of the date of the 2015 Annual Stockholders’ Meeting or one year after the date of grant, and have an exercise price equal to $8.23 per share. The restricted stock units vest in equal installments on each of the first three anniversaries of the date of grant.

(3)

At December 31, 2014, each of our non-employee directors held the following number of options (both vested and unvested) and restricted stock units (unvested): Dr. Fodor, 289,750 options and 23,001 restricted stock units; Mr. Chan, 38,841 options and 23,001 restricted stock units; Dr. Guthart, 116,619 options and

13,417 restricted stock units; Ms. Nachtsheim, 70,000 options and 5,751 restricted stock units; Dr. Trice, 47,778 options and 23,001 restricted stock units; and Mr. Wayman, 90,254 options and 9,584 restricted stock units.

(4)	The reported dollar value of stock awards and option awards is equal to the full aggregate grant date fair value as determined under FASB ASC 718 of all equity awards made to the non-employee directors during 2014. See “Note 13—Stockholders’ Equity and Share-Based Compensation Expense” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding the assumptions underlying valuation of our equity awards. The actual value of an equity award, if any, will depend on the future market price of our common stock and, for an option, the option holder’s individual exercise and sale decisions.

(5)	Stephen P.A. Fodor, Ph.D. retired from his position as Chairman of the Board of Directors and as a director on January 30, 2015.

(6)	Robert P. Wayman retired from the Board of Directors on February 20, 2015.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Our bylaws provide for a Board of Directors consisting of at least six, but not more than eleven directors. The term of office of all of our current directors will expire at the 2015 annual meeting. Currently, we have six directors. Six directors are to be elected at the annual meeting.

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may vote either: (1) for a substitute nominee designated by the present Board of Directors to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. Any vote cast for any director who is unable or unwilling to serve is disregarded.

The names of the nominees, and certain information about them, are set forth below. The nominees were selected by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Each of the nominees has a long record of integrity, a strong professional reputation and a record of scientific, entrepreneurial or managerial achievement. We believe that the nominees have the qualifications and experience to focus on the complex issues currently confronting us and our industry. In addition, each nominee has specific experience, qualifications, attributes or skills, as discussed below, that led the Board of Directors to conclude that the individual should serve as a director.

Name	Age	Principal Occupation	Director Since

Jami Dover Nachtsheim	56	Chairwoman of the Board of Affymetrix, Inc.	2010

Frank Witney, Ph.D.	61	President and Chief Executive Officer of Affymetrix, Inc.	2011

Nelson C. Chan	53	Chief Executive Officer (Retired), Magellan Navigation, Inc.	2010

Gary S. Guthart, Ph.D.	49	President and Chief Executive Officer, Intuitive Surgical, Inc.	2009

Merilee Raines	58	Chief Financial Officer (Retired), IDEXX Laboratories, Inc.	2015

Robert H. Trice, Ph.D.	68	Senior Vice President for Strategy and Business Development (Retired), Lockheed Martin Corporation	2006

Jami Dover Nachtsheim has served as Chairwoman of the Board of Directors since January 30, 2015. She served as lead independent director from May 2013 to January 2015, as a director since March 2010, is the Chairwoman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Ms. Nachtsheim served in a variety of positions with Intel Corporation from 1980 until her retirement in 2000, most recently as Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing. Ms. Nachtsheim is a member of the Board of Directors of FEI Company and The Tech Museum of Innovation. The Board of Directors selected Ms. Nachtsheim as a director nominee because of her extensive experience in bringing high technology products to market and her service as a board member of numerous public and private organizations. The Board of Directors values the guidance she provides with respect to market strategies and her contributions as the Chairwoman of the Compensation Committee.

Frank Witney, Ph.D., has served as President, Chief Executive Officer and a director since July 2011. Dr. Witney served as President and Chief Executive Officer of Dionex Corporation from April 2009 to May 2011. Between December 2008 and April 2009, Dr. Witney served as our Executive Vice President and Chief Commercial Officer. Previously, Dr. Witney served as President and Chief Executive Officer of Panomics, Inc. from July 2002 to December 2008. Dr. Witney is a member of the Board of Directors of Cerus Corporation and Exagen Diagnostics, Inc. The Board of Directors selected Dr. Witney as a director nominee because the Board values Dr. Witney’s industry experience and his perspective as the Chief Executive Officer of the Company.

Nelson C. Chan has served as a director since March 2010 and is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Chan served as Chief Executive Officer of Magellan Navigation, Inc. from 2006 to 2008. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, including most recently as Executive Vice President and General Manager, Consumer Business. Mr. Chan is Chairman of the Board of Directors of Outerwall, Inc. and a director of Synaptics Incorporated and Deckers Brands. The Board of Directors selected Mr. Chan as a director nominee because of his substantial experience with public and private companies, both as an executive and as a board member, and his expertise in building profitable technology companies. Mr. Chan also qualifies as a financial expert and serves as Chairman of the Audit Committee.

Gary S. Guthart, Ph.D., has served as a director since May 2009 and is a member of the Compensation Committee. Dr. Guthart has served as the Chief Executive Officer of Intuitive Surgical, Inc. since January 2010. Dr. Guthart joined Intuitive Surgical, Inc. in April 1996, became Chief Operating Officer in 2006 and was promoted to President in 2007. Prior to joining Intuitive Surgical, Inc., Dr. Guthart was part of the core team developing foundational technology for computer enhanced-surgery at SRI International (formally Stanford Research Institute). Dr. Guthart serves on the Board of Directors of Intuitive Surgical, Inc. The Board of Directors selected Dr. Guthart as a director nominee because of his experience in the management of complex, high-growth businesses. The Board of Directors values Dr. Guthart’s contribution to the Company’s strategic planning and business development efforts and his insights as a member of the Compensation Committee.

Merilee Raines has served as a director since January 2015 and is a member of the Audit Committee. Ms. Raines served in a variety of financial positions with IDEXX Laboratories, Inc. from 1985 until her retirement in 2013, most recently as Chief Financial Officer and Executive Vice President. Ms. Raines serves on the Board of Directors of Aratana Therapeutics, Inc. and Watts Water Technologies. The Board of Directors selected Ms. Raines as a director nominee because of her experience developing and implementing innovative growth strategies. The Board values her experience in finance, company operations and as a public company director.

Robert H. Trice, Ph.D., has served as a director since 2006, is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Dr. Trice served as Senior Vice President for Business Development at Lockheed Martin Corporation from October 1998, and assumed additional duties as Senior Vice President for Strategy and Business Development at Lockheed Martin Corporation from March 2009 until his retirement in January 2011. The Board of Directors selected Dr. Trice as a director nominee because of his broad experience in government relationships (many of our large customers are government institutions) and his extensive background as a business development leader. The Board of Directors values his financial literacy and wide-ranging business competencies, which qualify him to serve on the Audit Committee and the Nominating and Corporate Governance Committee.

There are no family relationships among our directors or executive officers.

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A substantial majority of our Board of Directors are independent directors, under both NASDAQ listing standards and our Corporate Governance Guidelines; our standing Board committees—Audit, Compensation and Nominating and Corporate Governance—are comprised solely of and chaired by independent directors; and, at least four times per year, the independent directors meet in executive session without management directors.

Our Corporate Governance Guidelines state that the “Board believes that the positions of the Chairman of the Board and CEO should be held by separate persons as a way to aid the Board’s execution of its duties.” We have separated the roles of Chairman and Chief Executive Officer. In addition, unless our Chairman is an independent director, our Corporate Governance Guidelines require the independent directors to annually elect by secret ballot a lead independent director. The lead independent director coordinates the activities of the other non-management directors, presides at executive sessions, functions as a principal liaison on Board-wide issues between the independent directors and the Chairman and performs such other duties and responsibilities set forth in our Corporate Governance Guidelines and as the Board of Directors may determine from time to time. Jami Dover Nachtsheim served as our lead independent director from May 2013 to January 30, 2015, when she became Chairwoman. We do not currently have a lead director since our Chairwoman is independent.

The Board of Directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman and the lead independent director based upon the needs of the Company to provide effective, independent oversight of management performance.

Board’s Role in Risk Oversight

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee is specifically mandated by its Charter to discuss with management and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk where material financial exposure exists. Our internal auditors and ethics compliance officer report regularly and directly to the Audit Committee on risks relating to the Company’s operations, compliance and internal controls. The Compensation Committee is responsible for overseeing and evaluating the management of risks relating to the Company’s compensation plans and arrangements.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of the nominees named above.

PROPOSAL NO. 2

ADVISORY VOTE RATIFYING APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Ernst & Young LLP has audited our consolidated financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described under “Fees Paid to Ernst & Young LLP” below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee or the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Fees Paid to Ernst & Young LLP

During fiscal years 2014 and 2013, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	December 31, 2014 ($)	December 31, 2013 ($)
Audit Fees(1)	1,897,346	1,753,651
Audit-Related Fees(2)	—	—
Tax Fees(3)	74,614	69,055
All Other Fees(4)	1,930	1,995

(1)	Audit fees include fees associated with the audits of (i) our consolidated financial statements and (ii) effectiveness of our internal control over financial reporting, the reviews of our financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally. Audit fees also include amounts associated with SEC registration statements and consents and related comfort letters.

(2)	Audit-related fees consist primarily of fees associated with accounting consultations.

(3)	Tax fees consist primarily of tax consultation services.

(4)	The amount listed as “All Other Fees” consists of fees for products and services other than those services reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the Audit Committee charter, the Audit Committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The Audit Committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by

Ernst & Young LLP. The Audit Committee has considered the role of Ernst &Young LLP in providing tax and audit services and other permissible non-audit services to Affymetrix and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions.

PROPOSAL NO. 3

AMENDMENT TO INCREASE THE MAXIMUM NUMBER OF SHARES

AUTHORIZED FOR ISSUANCE UNDER OUR

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN BY 2.4 MILLION SHARES

Stockholders are being asked to approve our Amended and Restated 2000 Equity Incentive Plan (the “Plan”), which includes an increase in the number of shares reserved for issuance by 2.4 million shares.

Reasons for the Proposal

The Board believes that equity-based incentives are important tools to enable us to attract and retain the best available candidates for positions at Affymetrix. Many of our employees view equity incentives as a key component of their compensation. However, we do not currently have enough shares available for issuance under the Plan and our other stock plans to enable us to make sufficient equity compensation grants commensurate with our peers and competitors for the next one to two years. As a result, without an increase in shares, we may lack the ability to attract and retain the best talent for positions of substantial responsibility. The last time we asked shareholders to approve an increase in the number of shares reserved for issuance in the Plan was 2010, five (5) years ago.

We are sensitive to the concerns of our stockholders regarding dilution. The additional 2.4 million shares requested represent approximately 3.1% of our outstanding common shares as of March 23, 2015 which was 77,177,843 shares.

Stock-based compensation encourages and rewards employee performance and helps align employee interests with those of our stockholders. We currently grant stock-based awards to new employees, upon the promotion of certain existing employees, and on a periodic supplemental basis to certain existing employees who are considered high performers. We need additional shares in order to ensure that we are able to continue to grant stock-based awards to continue to hire and motivate high-performing employees and align their interests with those of our stockholders.

Key Features of the Amended and Restated 2000 Equity Incentive Plan

We believe that the Plan contains provisions that are consistent with the interests of our stockholders:

•

No Repricing of Stock Options.    The Plan prohibits the repricing of stock options (and stock appreciation rights, if we grant them in the future) without the approval of our stockholders. This prohibition applies to both directly lowering the exercise price of a stock option and indirectly repricing a stock option, such as by canceling the award and granting a replacement restricted stock award or stock option with a lower exercise price or by cashing out underwater options.

•

No Discounted Stock Options.    The Plan prohibits the grant of stock options (and stock appreciation rights, if we grant them in the future) with an exercise price of less than the fair market value of our common stock on the date the stock option is granted.

•

Minimum Required Vesting for “Full-Value Awards”.    We have vesting restrictions on “full-value awards” (i.e., restricted stock or restricted stock units) granted to employees such that, if vesting is solely based on service, the vesting period is a minimum of three years.

•

Limitations on Accelerated Vesting. With respect to 90% of the awards granted under the Plan, we will not accelerate vesting of awards except in the event of a participant’s death, disability or retirement or in connection with a change in control.

•

Limitations on Recycling of Shares. If any equity award expires or is terminated, then such shares may again be available for issuance under the Plan, but shares tendered for payment of taxes or exercise price will not become available for future issuance.

•

No Evergreen Provision. The Plan does not have an “evergreen” feature. This means that we are requesting stockholder approval for a specific number of shares now and cannot add additional shares to the Plan without stockholder approval.

Equity Compensation Plan Information as of March 16, 2015

The following table summarizes information regarding our stock incentive plans as of March 16, 2015.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	6,318,098	(2)	6.58	8,658,285	(3)
Equity compensation plans not approved by security holders	962,079	(4)	5.82	1,830,636	(5)
Total	7,100,177		6.42	10,488,921

(1)	The calculation of the weighted average exercise price does not include 3,020,445 shares subject to restricted stock units that are exercisable for no consideration.

(2)	Includes (a) 20,000 options under the Amended and Restated 1996 Non-Employee Directors Stock Option Plan, which has expired, and (b) 3,200,593 options, 2,300,205 time-based awards and 617,300 performance-based awards that have not been earned or vested under the Amended and Restated 2000 Equity Incentive Plan. The 20,000 options under the Amended and Restated 1996 Non-Employee Directors Stock Option Plan have a weighted average exercise price of $36.16 and 0.92 year weighted average remaining term. The 3,200,593 options under the Amended and Restated 2000 Equity Incentive Plan have a weighted average exercise price of $6.39 and 3.65 years weighted average remaining term.

(3)	Includes 2,651,107 shares available under the Amended and Restated 2000 Equity Incentive Plan and 6,007,178 shares available under the 2011 Employee Stock Purchase Plan.

(4)	Includes (a) 810,511 options under the 1998 Stock Incentive Plan, (b) 48,400 options and 102,940 time-based awards that have not vested under the 2012 Inducement Plan, and (c) options to purchase 228 shares outstanding under acquired plans under which no future awards will be issued. The 810,511 options under the 1998 Stock Incentive Plan have a weighted average exercise price of $5.91 and 4.33 years weighted average remaining term. The 48,400 options under the 2012 Inducement Plan have a weighted average exercise price of $4.16 and 4.36 years weighted average remaining term. The 228 options under the acquired plans have a weighted average exercise price of $37.22 and 0.34 years weighted average remaining term.

(5)	Includes 241,945 shares available under the 1998 Stock Plan and 1,588,691 shares under the 2012 Inducement Plan.

Impact of Share Increase on Stockholder Dilution, Burn Rate and Overhang

In determining a recommendation of an increase in shares, the Compensation Committee considered the number of shares previously issued under the Plan and the fact that the requested additional 2.4 million shares represented 3.1% of our outstanding shares at March 23, 2015. In addition:

•

We define equity usage rate (or “burn rate”) as: (A) the sum of (i) grants of all equity awards (but excluding grants of performance-based shares) in a fiscal year and (ii) performance-based shares earned in a fiscal year, divided by (B) the total number of outstanding shares on the last day of such fiscal year. Our burn rate in 2014 was 3.6%. This was lower than our experience in prior years as the company limited 2014 equity grants generally to new hires, promotions and a small number of high-performing employees. The lower burn rate in 2014 was deliberate in an effort to keep our three-year average burn rate (as determined by averaging the annual burn rate over fiscal years 2014, 2013 and 2012) at a reasonable level, given the higher burn rates we realized in 2013 and 2012 when the company relied heavily on equity awards as a retention tool as it went through a significant acquisition and a restructuring in an effort to stabilize the business. As a result, our three-year average burn rate at the end of fiscal year 2014 was 5.7%. With the successful completion of Phase II of our strategic plan and as we execute against our strategic plan for Phase III, if our stock price continues to reflect our improved financial performance, we intend to reduce the use of equity awards and lower our three-year average burn rate to a level more commensurate with our peer group going forward.

•

If we do not increase the shares available for issuance under the Plan, then based on historical usage rates of shares under our equity plans and a range of possible grant date fair values, we would expect that the share limit under our Plan would be insufficient to grant annual equity awards beyond fiscal year 2015, at which time we would lose an important compensation tool aligned with shareholder interests to attract, motivate and retain highly qualified talent.

•

Although we have not asked shareholders to approve an increase in the number of shares reserved for issuance under the Plan for five years, we anticipate that going forward, we will be requesting shareholder approval for an increase in the number of shares reserved for issuance under the Plan more frequently, for example, every two years. Based on projected future usage and in consideration of the competitive landscape for attracting and retaining key talent, we estimate that the combination of our current shares available for issuance and the shares being requested are likely to be sufficient for about two years, assuming outstanding grants achieve maximum performance and we continue to grant awards in line with our current practices. However, there can be no assurances as future circumstances may require us to change our current equity grant practices.

•

As of March 16, 2015, our Voting Power Dilution (“VPD”) without the additional share increase requested, calculated by the following formula, was 13.0%. If the share increase of 2.4 million shares is approved by our stockholders, our VPD would increase to 15.3%, based on 77,176,237 shares outstanding as of March 16, 2015.

VPD is measured using a division equation that assesses the relative reduction in voting power and existing shareholders’ proportional ownership is diluted. Formulaically, the equation is: VPD = (A+B+C) / (A+B+C+D), where

Using data as of March 16, 2015:

A = Shares requested 2,400,000

B = Shares available under continuing plans 4,481,743

C = Granted but unexercised/unvested shares 7,100,177

D = Shares outstanding 77,176,237

The impact to VPD with and without the share request is shown below:

		As of March 16, 2015
	Formula	With share request	Without share request
Share request	(A)	2,400,000	—
Available Shares	(B)	4,481,743	4,481,743
Granted but unexercised/unvested shares	(C)	7,100,177	7,100,177

Subtotal	[(A)+(B)+(C)]	13,981,920	11,581,920

Shares Outstanding	(D)	77,176,237	77,176,237
Sum of (A)+(B)+(C), per above		13,981,920	11,581,920

Subtotal	[(A)+(B)+(C)+(D)]	91,158,157	88,758,157

	[(A)+(B)+(C)]/
Voting Power Dilution	[(A)+(B)+(C)+(D)]	15.3%	13.0%

After evaluating the above information, the Compensation Committee and the Board of Directors concluded that the additional share request is reasonable and appropriate at this time.

Description of the Amended and Restated 2000 Equity Incentive Plan

The purpose of the Plan is to promote the long-term success of Affymetrix and the creation of stockholder value by: (a) encouraging our employees, outside directors and consultants to focus on critical long-range objectives; (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications; and (c) linking employees, outside directors and consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, stock options, stock appreciation rights (“SARs”), or other equity based awards. The primary features of the Plan are summarized below.

Number of Shares.    Affymetrix is requesting that an additional 2.4 million shares of common stock be reserved for issuance. Any share issued pursuant to “full-value awards” (i.e., restricted stock and stock units) will reduce the number of shares available under the Plan by 1.6 shares. Since its adoption in 2000 and prior to this proposal, an aggregate of 16,200,000 shares have previously been reserved under the Plan.

Eligibility.    Directors, employees and consultants of Affymetrix, its subsidiaries and its affiliates are eligible to be granted awards under the Plan.

Administration.    The Plan may be administered by the Board or by a committee of the Board (in either case, referred to as the “Committee” in this description). The Compensation Committee of the Board presently administers our stock plans. The Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, determine the type, number, vesting requirements and other features and conditions of each award, interpret the plan, and make all other decisions relating to the operation of the plan.

Stock Options.    The Plan permits the granting of stock options that are intended to qualify as incentive stock options (“ISOs”) under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonstatutory stock options (“NSOs”) that do not so qualify. The option exercise price for any option will be determined by the Committee but will not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option will be fixed by the Committee, but may not exceed seven years from the date of the grant. The Committee may modify, extend or assume outstanding options (except that the Committee may not directly or indirectly reprice outstanding options without stockholder approval). The Plan provides that no optionee may receive options covering more than 1,000,000 shares in any calendar year.

Stock Appreciation Rights.    The Plan permits the granting of stock appreciation rights, entitling the holder upon exercise to receive an amount in any combination of cash or common stock of Affymetrix (as determined by the Committee), not greater in value than the increase since the date of grant in the value of the shares covered by such right. The base price of any stock appreciation right will not be less than 100% of the fair market value of the common stock on the date of grant, and the term may not exceed seven years from the date of the grant. The Committee may not directly or indirectly reprice outstanding stock appreciation rights without stockholder approval. The Plan provides that no participant may receive stock appreciation rights covering more than 1,000,000 shares in any calendar year.

Restricted Stock.    Restricted shares of the common stock may be sold or awarded by the Committee subject to such conditions and restrictions as they may determine which may include the attainment of performance goals. Any award to employees that is to vest solely on the basis of employment must vest over a minimum period of three years. We have not declared dividends in the past. To the extent we declare dividends, we intend to impose restrictions on the distribution and use of dividends with respect to unvested restricted shares until the underlying shares become vested. This will include not releasing dividends with respect to unvested performance-based restricted shares until the performance goals are attained and the restricted shares vest.

Stock Units.    Stock units representing the equivalent of shares of common stock (including restricted stock units) may be granted. Stock units have no voting rights unless and until shares of stock are issued pursuant to the terms of the stock unit award. Vesting rights of stock units are determined by the Committee. For any award that is to vest solely on the basis of employment, the award may vest over a minimum period of three years. Awards granted to non-employee directors (other than equity in lieu of cash fees) will vest no earlier than one year following grant or, if earlier, the date of the next annual meeting of stockholders. To the extent we declare dividends and the Committee approves any dividend equivalents on restricted stock units, we intend to impose restrictions on the distribution and use of dividend equivalents until the underlying units become vested. This will include not releasing dividends with respect to unvested performance-based restricted stock units until the performance goals are attained and the restricted stock units vest.

Performance-Based Awards.    In the event the Committee determines it is important to assure that the compensation attributable to one or more issuances under the program will qualify as performance-based compensation which will not be subject to the limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Section 162(m) of the Code, the Committee has the authority to structure one or more share right awards so that the shares of common stock subject to those awards will be issuable upon the achievement of certain pre-established corporate performance goals. The performance goals may consist of any of the following: (1) net sales or product and product related revenue; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items, (3) net income or net income per Common Share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic value created; (8) operating margin; (9) share price or total stockholder return; and (10) strategic business criteria (including without limitation meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction; management of employment practices and employee benefits; supervision of information technology; and goals relating to acquisitions or divestitures of specified affiliates or business units of the Company or its affiliates). The Compensation Committee will determine the performance goals for any individual award and will be responsible for reviewing and approving the assessment of achievement of those goals. Stockholder approval of the Plan is intended to constitute re-approval of these performance objectives for purposes of Section 162(m) of the Code. Performance-based awards granted to any person may not represent more than 500,000 shares in any calendar year. In the event of a cash-based performance award, the value of an award granted to any individual during any calendar year may not exceed $5,000,000.

Other Equity-Based Awards.    The Committee may determine to grant other equity-based awards, subject to the terms of the Plan.

Change of Control.    The Committee may determine, at the time of granting an award or thereafter, that an award will become exercisable or vested as to all or part of the shares of common stock subject to such award in the event that a change in control occurs with respect to Affymetrix or in the event that the recipient is subject to an involuntary termination after a change in control.

Anti-Dilution Provisions.    In the event of a stock-split of the outstanding common stock or a dividend payable in common stock, or a spin-off or similar occurrence, the Committee will make such adjustments as it deems appropriate to the number and/or, if applicable, exercise price of the options, restricted shares, stock units, or other equity awards awarded pursuant to the Plan.

Future of the Plan.    The Board may amend or terminate the Plan at any time. If required by applicable law or regulation, we will seek stockholder approval of the amendment. If not terminated earlier or extended, the Plan will terminate in May 2020.

New Plan Benefits

Awards under the Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Plan. In 2014, our directors and executive officers received equity awards with respect to an aggregate of 529,000 shares (including 185,000 performance restricted stock units) as set forth in more detail in the “Compensation of Directors” table above and the “Grants of Plan-Based Awards” table below.

Federal Income Tax Consequences

Neither the optionee nor Affymetrix incurs any federal tax consequences as a result of the grant of an option granted at fair market value on the grant date. The optionee has no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we receive no deduction when an ISO is exercised. The tax treatment of a disposition of shares acquired on exercise of an ISO depends on how long the shares have been held. If the shares are sold more than two years after the option grant date and more than one year after the exercise date, then the optionee will recognize long-term capital gain. If the shares are sold before these two periods are satisfied, the optionee recognizes ordinary income equal to the “spread” on the date of exercise, and any additional gain or loss will be capital gain or loss. Affymetrix is not entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable holding periods have been satisfied. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the “spread” between the exercise price and the fair market value of our common stock on the date of exercise, and Affymetrix ordinarily will be entitled to a deduction for the same amount to the extent permitted by applicable tax laws. In the case of an employee, the option spread when an NSO is exercised is subject to income tax withholding. Any additional gain or loss at the time of disposition of shares acquired on exercise of an NSO will be capital gain or loss.

Generally, stock-based awards such as restricted stock, restricted units and SARs will be taxed as ordinary income to the recipient upon vesting or settlement, as applicable, with Affymetrix being eligible for a corresponding tax deduction to the extent permitted by applicable tax laws.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required for approval of the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the effect of votes against the proposal. Broker non-votes will be treated as not being entitled to vote on the proposal and, therefore, are not counted for purposes of determining whether the proposal has been approved.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 4

ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

As required by Exchange Act Rule 14a-21(a), we are conducting an advisory vote to approve the compensation of the named executive officers as disclosed in the section of this proxy statement entitled “Executive Compensation.” The Compensation Committee’s approach to executive compensation underscores its commitment to pay for performance and the importance that it places on the opinions of our stockholders, while recognizing the need to attract, retain and motivate qualified executives to execute on our long-term transformation plan in challenging business conditions.

The following actions highlight the Compensation Committee’s approach to executive compensation in 2014, as further described in the section entitled “Compensation Discussion and Analysis” below:

•

5%-10% Base Salary Increases.    In 2013, the base salary of our CEO was at the 25th percentile of our peer group. The Compensation Committee believed that it was appropriate, over multiple years (i.e., 2014 and onward) and in compliment of strong performance of the Company, to ensure that the base salary of our CEO is raised to a competitive level that is closer to the 50th percentile of our peer group. In 2014, the Compensation Committee raised the base salary of our CEO by 10% and the base salaries of our other executive officers in amounts ranging from 5% to 6%.

•

Cash Bonus Funded on Revenue and Adjusted EBITDA[1] Achievement.    The Compensation Committee approved a short-term cash bonus plan in 2014 that was conditioned upon meeting thresholds set with respect to Company revenue. Threshold level was set at $325 million, which was the 2013 actual results after adjusting for a one-time license payment of $5.3 million, such that if the Company did not grow beyond 2013 results, the bonus plan would not fund. Under the 2014 cash bonus plan, funding increased proportionately from 40% (at threshold level) to 100% (at target level) if the Company achieved its revenue goal of $345 million, or 6% growth over 2013 actual results after adjusting 2013 revenue for a one-time license payment of $5.3 million. Only when the Company achieved the target revenue goal of $345 million, then an opportunity to receive an additional 10% bonus, or funding of up to 110%, could be achieved if the Company also met the Adjusted EBITDA goal of 13% as set by the Compensation Committee. The Company ended the year with $349 million revenue and 17% Adjusted EBITDA (as a percent of revenue). Accordingly, the Compensation Committee approved funding the 2014 cash bonus plan at 110% based on the Company exceeding its revenue and Adjusted EBITDA goals.

•

Equally-weighted Time-based and Performance-based Equity Awards.    The equity awards granted to our executive officers in 2014 reflected an approximate 50/50 split in grant value between time-based awards and performance-based awards. The Compensation Committee based the 2014 performance-based awards (which consisted of Performance-based Restricted Stock Units (“PRSUs”)) on our achievement of pre-established revenue and Adjusted EBITDA goals for 2014. Based on the Company’s performance in 2014, our executive officers earned 100% of the PRSUs granted in 2014.

•

Robust Criteria for CEO’s 2011 (New Hire) PRSUs.    With respect to the 2014 performance period, our CEO earned 45% of the PRSUs granted to him in 2011 in connection with his hire, with 55% forfeited. As further discussed below, these PRSUs were earned as a result of achieving a greater total shareholder return when compared against the total shareholder return of the Russell 2000 Index over the 2014 performance period.

•	Affirmation of Claw-Back Policy. We reaffirmed our policy for recoupment (or “claw-back”) of performance-based compensation if we restate our reported financial results.

[1]	Adjusted EBITDA means earnings before interest expense, taxes, depreciation, amortization, stock expenses and restructuring and one-time charges. Our current report on Form 8-K dated February 4, 2015 contains a full reconciliation of Adjusted EBITDA to our GAAP net income (loss).

•

Affirmed Policy to Seek “Say-On-Pay” Vote Annually.    Since 2011, we have been conducting an advisory “say-on-pay” vote from stockholders every year with respect to approval of the compensation of our named executive officers.

•

Enhanced Disclosure of our 2015 Executive Compensation.    In response to feedback from our stockholders, we are continuing to provide enhanced disclosure on our 2015 executive compensation program in this proxy statement.

•

Insider Trading Policy.    We have an insider trading policy that restricts certain transactions in Affymetrix securities and prohibits members of the Board, executive officers and other employees from hedging their ownership of Affymetrix securities, including trading in publicly-traded options, puts, calls or other derivative instruments related to Affymetrix securities.

•	Stock Ownership Guidelines. We adopted stock ownership guidelines designed to align CEO and stockholder interests over the long term.

In June 2014, we held a stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved the compensation of our named executive officers, with approximately 78% of the shares of common stock present in person or by proxy and entitled to vote being cast in favor of our say-on-pay proposal. The Compensation Committee did not make specific changes to our executive compensation program as a result of this vote, and continued to consider feedback from our stockholders.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement).

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The Audit Committee has an established charter that specifies that the function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to our financial statements and our financial reporting process and our system of internal control over financial reporting. The full text of the Audit Committee charter is available on our website at www.affymetrix.com in the Corporate Governance section under the About Affymetrix link.

Management has primary responsibility for our financial statements and our reporting process, including our system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing financial statements and expressing an opinion as to (1) their conformity with generally accepted accounting principles; and (2) the effectiveness of internal control over financial reporting.

As part of its oversight of our financial reporting process, the Audit Committee reviewed and discussed both with management and our independent registered public accounting firm, the annual audited and quarterly unaudited financial statements prior to their issuance. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed under Statement of Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including discussions of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from our Company. Finally, the Audit Committee has considered and concluded that the provision of audit-related and tax services, which are comprised of tax consultations, preparation of tax returns, and audit-related accounting consultations on various transactions by the independent registered public accounting firm, is compatible with maintaining the registered public accounting firm’s independence.

The Audit Committee met four times during the fiscal year ended December 31, 2014. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. Audit Committee meetings include, whenever appropriate, executive sessions with our independent registered public accounting firm and with our internal auditor, in each case without the presence of our management. The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financing reporting and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee unanimously recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Respectfully submitted on March 31, 2015 by the members of the Audit Committee of the Board of Directors:

Nelson C. Chan, Chairman

Merilee Raines

Robert H. Trice, Ph.D.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our shares of common stock as of March 16, 2015 by:

•	each person known to us to beneficially own more than five percent of our outstanding shares of common stock;

•	each director and nominee for director;

•	each of the officers named in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Affymetrix, Inc., 3420 Central Expressway, Santa Clara, California 95051.

The Company does not permit hedging transactions involving Company stock by executive officers and directors.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
Greater than 5%

PRIMECAP Management Company(3) 225 South Lake Ave., #400 Pasadena, CA 91101	10,940,040	14.18%

BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	7,774,626	10.07%

OrbiMed Advisors LLC(5) 601 Lexington Avenue, 54th Floor New York, NY 10022	6,568,000	8.51%

Citadel Advisors LLC(6) 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603	5,764,436	7.47%

M&G Investment Management Limited(7) Governor’s House Laurence Pountney Hill, London, EC4R OHH	5,236,210	6.79%

The Vanguard Group(8) 100 Vanguard Blvd. Malvern, PA 19355	4,182,312	5.42%
Directors and Named Executive Officers
Nelson C. Chan(9)	65,674	*
Gary S. Guthart, Ph.D.(10)	110,452	*
Andrew J. Last, Ph.D.(11)	387,862	*
Jami Dover Nachtsheim(12)	74,249	*
Merilee Raines(13)	0	*
Robert H. Trice, Ph.D.(14)	93,310	*
Frank Witney, Ph.D.(15)	551,297	*
David Weber(16)	159,218	*
Gavin Wood(17)	56,159	*
All current directors and executive officers as a group (9 persons)(18)	1,498,221	1.92%

*	Represents beneficial ownership of less than one percent of the common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 16, 2015 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of other persons. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	Percentage of beneficial ownership is based on 77,176,237 shares of common stock outstanding as of March 16, 2015.

(3)	PRIMECAP Management Company, as set forth on Schedule 13G filed with the SEC on February 13, 2015, has sole voting power with respect to 7,518,540 shares and sole dispositive power with respect to 10,940,040 shares.

(4)	BlackRock, Inc. (“BlackRock”), as set forth on Schedule 13G/A filed with the SEC on January 9, 2015, has sole voting power with respect to 7,604,900 shares and sole dispositive power with respect to 7,774,626 shares. The shares were held by the following subsidiaries of BlackRock: BlackRock Advisors, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC and BlackRock Advisors (UK) Limited.

(5)	OrbiMed Advisors LLC (“OrbiMed”), as set forth on Schedule 13G/A filed with the SEC on February 17, 2015, has shared voting power and shared dispositive power with respect to 1,560,000 shares. OrbiMed’s affiliate, OrbiMed Capital LLC has shared voting power and shared dispositive power with respect to 5,008,000 shares. Samuel D. Isaly, a control person of OrbiMed, has shared voting power and shared dispositive power with respect to 6,568,000 shares.

(6)	Citadel Advisors LLC (Citadel Advisors), Citadel Advisors Holdings II LP (CAH2), Citadel GP LLC (CGP) and Kenneth Griffin, as set forth on Schedule 13G/A filed jointly on February 17, 2015, have shared voting power over 5,764,436 shares. The Schedule 13G/A reported that the shares of common stock are held by Citadel Quantities Strategies Master Fund Ltd., a Cayman Islands limited company (CQ), Citadel Equity Fund Ltd., a Cayman Islands limited company (CEF) and Citadel Securities LLC, a Delaware limited liability company (Citadel Securities). Citadel Advisors is the portfolio manager for CEF. Citadel Advisors II LLC, a Delaware limited liability company (CA2), is the portfolio manager of CQ. CAH2 was, as of December 31, 2014, the managing member of Citadel Advisors and CA2. CALC III LP, a Delaware limited partnership (CALC3) is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. Mr. Griffin, Citadel Advisors and CGP may be deemed to hold shared voting and dispositive power over the shares.

(7)	M&G Investment Management Limited, as set forth on Schedule 13G filed with the SEC on February 4, 2015 has shared voting power with respect to 5,181,218 shares and shared dispositive power with respect to 5,236,210 shares. M&G’s affiliate, M&G Investment Funds has shared voting power and shared dispositive power with respect to 4,169,621 shares.

(8)	The Vanguard Group (“Vanguard”), as set forth on Schedule 13G filed with the SEC on February 10, 2015, has sole voting power with respect to 110,150 shares and sole dispositive power with respect to 4,076,462 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 105,850 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 4,300 shares.

(9)	Includes 38,841 shares issuable upon exercise of options exercisable within 60 days of March 16, 2015 and 3,834 unvested restricted stock units vesting within 60 days of March 16, 2015.

(10)	Includes 106,619 shares issuable upon exercise of options exercisable within 60 days of March 16, 2015.

(11)	Includes 289,750 shares issuable upon exercise of options exercisable within 60 days of March 16, 2015.

(12)	Includes 50,000 shares issuable upon exercise of options exercisable within 60 days of March 16, 2015 and 1,917 unvested restricted stock units vesting within 60 days of March 16, 2015.

(13)	Includes no shares issuable within 60 days of March 16, 2015.

(14)	Includes 47,778 shares issuable upon exercise of options exercisable within 60 days of March 16, 2015 and 3,834 unvested restricted stock units vesting within 60 days of March 16, 2015.

(15)	Includes 285,000 shares issuable upon exercise of options exercisable within 60 days of March 16, 2015.

(16)	Includes 101,250 shares issuable upon exercise of options exercisable within 60 days of March 16, 2015.

(17)	Includes 31,750 shares issuable upon exercise of options exercisable within 60 days of March 16, 2015.

(18)	Includes 950,988 shares issuable upon exercise of options exercisable within 60 days of March 16, 2015 and 9,585 unvested restricted stock units vesting within 60 days of March 16, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. During the year ended December 31, 2014, all executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information regarding our stock incentive plans as of December 31, 2014:

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,350,061	(2)	$6.41	9,074,250	(3)
Equity compensation plans not approved by security holders	963,460	(4)	$5.51	1,872,986	(5)
Total	7,313,521		$6.23	10,947,236

(1)	The calculation of the weighted average exercise price does not include 3,118,216 shares subject to restricted stock units that are exercisable for no consideration.

(2)	Includes (a) 20,000 options under the Amended and Restated 1996 Non-Employee Directors Stock Option Plan, which has expired, and (b) 3,316,435 options, 2,290,276 time-based awards and 723,350 performance-based awards that have not been earned or vested under the Amended and Restated 2000 Equity Incentive Plan. The 20,000 options under the Amended and Restated 1996 Non-Employee Directors Stock Option Plan have a weighted average exercise price of $36.16 and 1.13 year weighted average remaining term. The 3,316,435 options under the Amended and Restated 2000 Equity Incentive Plan have a weighted average exercise price of $6.23 and 3.46 years weighted average remaining term.

(3)	Includes 3,067,072 shares available under the Amended and Restated 2000 Equity Incentive Plan and 6,007,178 shares available under the 2011 Employee Stock Purchase Plan.

(4)	Includes (a) 807,907 options under the 1998 Stock Plan, (b) 50,650 options and 104,590 time-based awards that have not vested under the 2012 Inducement Plan, and (c) options to purchase 313 shares outstanding under acquired plans under which no future awards will be issued. The 807,907 options under the 1998 Stock Incentive Plan have a weighted average exercise price of $5.59 and 4.34 years weighted average remaining term. The 50,650 options under the 2012 Inducement Plan have a weighted average exercise price of $4.16 and 4.57 years weighted average remaining term. The 313 options under the acquired plans have a weighted average exercise price of $28.89 and 0.41 years weighted average remaining term.

(5)	Includes 285,945 shares available under the 1998 Stock Plan and 1,587,041 shares available under the 2012 Inducement Plan.

1998 Stock Incentive Plan

In 1998, the Board adopted the non-stockholder-approved Affymetrix 1998 Stock Incentive Plan (the “1998 Stock Plan”). Our directors and officers are not eligible to receive grants under the 1998 Stock Plan. Options granted under the 1998 Stock Plan expire no later than ten years from the date of grant. The option price is required to be at least 100% of the fair market value of the common stock on the date of grant. Vesting terms of options or restricted stock granted under the 1998 Stock Plan from time to time are determined by the Board. As of December 31, 2014, we have 285,945 shares available for issuance under this plan.

2012 Inducement Plan

The Compensation Committee approved this plan in connection with our acquisition of eBioscience in June 2012. This plan is limited only for inducement grants to new hires and are not available for use with our existing employee population. Options, RSUs or other awards may be granted. As of December 31, 2014, we have 1,587,041 shares available for issuance under this plan.

MANAGEMENT

Our executive officers, and their ages as of the record date and positions, are as follows:

Name	Age	Position
Frank Witney, Ph.D.	61	President and Chief Executive Officer
Gavin Wood	45	Executive Vice President and Chief Financial Officer
Andrew J. Last, Ph.D.	55	Executive Vice President and Chief Operating Officer
David Weber	61	Executive Vice President and Chief Commercial Officer

Frank Witney, Ph.D. See “Election of Directors.”

Gavin Wood joined us in 2006 and currently serves as Executive Vice President and Chief Financial Officer. Mr. Wood has held a number of financial roles at the Company, including Vice President, Finance and International Controller, responsible for Europe and Asia Pacific. Prior to joining the Company, Mr. Wood held a number of positions at the Unipart Group of Companies, including Business Unit Controller. Mr. Wood is a Chartered Accountant who qualified with the London Accountancy Practice of Morgan Brown Spofforth in 1997 before continuing his career with Grant Thornton LLP.

Andrew J. Last, Ph.D. joined us in December 2009 and currently serves as Executive Vice President and Chief Operating Officer. Prior to joining Affymetrix, Dr. Last served on the leadership team of BD Biosciences Cell Analysis Unit, a segment of Becton Dickinson and Company, from 2004 to 2009, where he was Vice President, Global Marketing & Strategic Planning and General Manager of the San Diego-based Pharmingen business. Before joining Becton Dickinson, Dr. Last was a member of Applera Corporation’s Applied Biosystems unit leadership team from 2002 to 2004 as Vice President & General Manager of the Gene Expression business.

David Weber joined us in December 2011 and currently serves as Executive Vice President and Chief Commercial Officer. Between December 2011 and February 2013, he served as our Senior Vice President, Global Commercial Operations. From June 2010 to December 2011, Mr. Weber was a consultant to various biotechnology companies. Mr. Weber was at Cyntellect Inc. as its Vice President, Sales from July 2009 to June 2010. Mr. Weber was with The Linus Group from February 2008 to June 2009 as its Vice President of the Life Sciences Practice. Previously, Mr. Weber served as President and CEO of Eksigent Technologies, Senior Vice President of Marketing and Business Development of Stratagene Corp., and President, Americas Region, for Amersham Biosciences (GE Healthcare).

COMPENSATION DISCUSSION AND ANALYSIS

Our Three-Phased Strategic Plan

To understand our executive compensation program, it is essential to consider it in relation to the status of our three-phased plan to transform the Company from one that is highly dependent on its GeneChip® Expression product line that faces intense competition in certain applications, to one with diversified revenue streams and a broad reach into the growing markets for translational medicine, molecular diagnostics, genotyping (including applied sciences, such as agricultural biotechnology, or AgBio, and single cell biology.

Since 2011, under the leadership of Dr. Frank Witney, our President and Chief Executive Officer, we have executed on a strategy to realign our product portfolio, stabilize our business and return the Company to growth and profitability. We expect this transformation to take place over three phases, two of which are now complete:

•

Phase 1 (2011-2012)—Portfolio Realignment.    During this phase, we reorganized ourselves into business units to sharpen our focus on target markets. We launched CytoScan®, our cytogenetic microarray product line, developed our Axiom genotyping product line and acquired eBioscience Holdings, Inc. (“eBioscience”). Through eBioscience, we offer flow cytometry reagents and immunoassay reagents, which together with our new product introductions, enabled us to broaden our reach into the growing market of single cell biology. We believe these actions contributed to the stabilization of our business and the realignment of our product portfolio positioned us for growth.

•

Phase II (2013-2014)—Profitability; Strengthen Balance Sheet; Development of Newer Product Lines.    In the beginning of 2013, we implemented a corporate restructuring which resulted in significant cost savings and accelerated our path to profitability. By the end of 2014, we reduced our senior secured debt to $23.0 million. During Phase II, we successfully trained and refocused our internal research and development, marketing, operations and regulatory teams along with our global commercial organization to expand our reach to customers in the translational medicine, molecular diagnostics and applied markets.

•

Phase III (2015-2016)—Strategic Flexibility; Expansion of Product Lines; Growth.    We entered Phase III of our strategic plan in 2015. In this phase, our goal is to leverage the work we have accomplished in Phases I and II to maintain well established and growing franchises in: (1) translational medicine and molecular diagnostics (with a focus on reproductive health and oncology); (2) genotyping (both human and AgBio), and (3) single cell biology (the analysis of individual cells that comprise the population of cells typically studied by researchers). We intend to continue the growth that we demonstrated in Phase II, as well as continue to improve profitability. We strengthened our balance sheet in Phase II and are now in position to evaluate complimentary technology acquisitions that may enhance our position in our target markets.

2014 Business and Financial Highlights

In 2014, we focused on growing our business, integrating eBioscience, reducing our senior secured debt and improving our cash flow and profitability. We exited 2014 with the following achievements:

•

Achieved revenue of $349 million in 2014, representing year-over-year revenue growth of 7.4% compared to 2013, after adjusting 2013 revenue for a one-time license payment of $5.3 million. If we also exclude from 2013 the divestiture of our Anatrace products line which had revenue of $4.5 million, our year-over-year revenue growth would have been 8.9%;

•

Achieved Adjusted EBITDA (as used in our cash bonus program and defined below) of $59.9 million, or approximately 17% of revenue, for 2014; as compared to $57.5 million, or approximately 17% of revenue, for 2013.

•	Reduced our senior secured debt from $39.5 million as of December 31, 2013 to $23.0 million as of December 31, 2014, and increased our cash on hand from $57.0 million to $80.0 million.

•	Received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market our CytoScan Dx Assay intended for postnatal detection of DNA copy number variants.

•

Established a position in the growing Non-Invasive Prenatal Testing (NIPT) market by entering into a multi-year supply agreement with Ariosa Diagnostics (now part of Roche) to supply our arrays and instruments to be utilized as part of Ariosa’s Harmony™ test.

Summary of Our Approach to Executive Compensation

The Compensation Committee’s approach to executive compensation underscores its commitment to pay for performance and the importance that it places on the opinions of our stockholders, while recognizing the need to hire, retain and motivate qualified executives to execute on our strategic plan in a very competitive business environment. The approach taken by the Compensation Committee to executive compensation aligns with the Company’s three-phased business strategy and the interest of our stockholders.

2014 Executive Compensation Program

The following actions highlight the Compensation Committee’s approach to executive compensation in 2014:

•

5%-10% Base Salary Increases.    In 2013, the base salary of our CEO was at the 25th percentile of our peer group. The Compensation Committee believed that it was appropriate, over multiple years (i.e., 2014 and onward) and in compliment of strong performance of the Company, to ensure that the base salary of our CEO is raised to a competitive level that is closer to the 50th percentile of our peer group. As a result, in 2014, the Compensation Committee raised the base salary of our CEO by 10% and the base salaries of our other executive officers in amounts ranging from 5% to 6%.

•

Cash Bonus Funded on Revenue and Adjusted EBITDA[2] Achievement.    The Compensation Committee approved a short-term cash bonus plan in 2014 that was conditioned upon meeting thresholds set with respect to Company revenue. Threshold level was set at $325 million, which was the 2013 actual results after adjusting for a one-time license payment of $5.3 million, such that if the Company did not grow beyond 2013 results, the bonus plan would not fund. Under the 2014 cash bonus plan, funding increased proportionately from 40% (at threshold level) to 100% (at target level) if the Company achieved its revenue goal of $345 million, or 6% growth over 2013 actual results after adjusting 2013 revenue for a one-time license payment of $5.3 million. Only when the Company achieved the target revenue goal of $345 million, then an opportunity to receive an additional 10% bonus, or funding of up to 110%, could be achieved if the Company also met the Adjusted EBITDA goal of 13% as set by the Compensation Committee. The Company ended the year with $349 million revenue and 17% Adjusted EBITDA (as a percent of revenue). Accordingly, the Compensation Committee approved funding the 2014 cash bonus plan at 110% based on the Company exceeding its revenue and Adjusted EBITDA goals.

•

Equally-weighted Time-based and Performance-based Equity Awards.    The equity awards granted to our executive officers in 2014 reflected an approximate 50/50 split in grant value between time-based awards and performance-based awards. The Compensation Committee based the 2014 performance-based awards (which consisted of Performance-based Restricted Stock Units (“PRSUs”)) on our achievement of pre-established revenue and Adjusted EBITDA goals for 2014. Based on the Company’s performance in 2014, our executive officers earned 100% of the PRSUs granted in 2014.

[2]	Adjusted EBITDA means earnings before interest expense, taxes, depreciation, amortization, stock expenses and restructuring and one-time charges. Our current report on Form 8-K dated February 4, 2015 contains a full reconciliation of Adjusted EBITDA to our GAAP net income (loss).

•

Robust Criteria for CEO’s 2011 (New Hire) PRSUs.    With respect to the 2014 performance period, our CEO earned 45% of the PRSUs granted to him in 2011 in connection with his hire, with 55% forfeited. As further discussed below, these PRSUs were earned as a result of achieving a greater total shareholder return when compared against the total shareholder return of the Russell 2000 Index over the 2014 performance period.

•	Affirmation of Claw-Back Policy. We reaffirmed our policy for recoupment (or “claw-back”) of performance-based compensation if we restate our reported financial results.

•

Affirmed Policy to Seek “Say-On-Pay” Vote Annually.    Since 2011, we have been conducting an advisory “say-on-pay” vote from stockholders every year with respect to approval of the compensation of our named executive officers.

•

Enhanced Disclosure of our 2015 Executive Compensation.    In response to feedback from our stockholders, we are continuing to provide enhanced disclosure on our 2015 executive compensation program in this proxy statement.

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Insider Trading Policy.    We have an insider trading policy that restricts certain transactions in Affymetrix securities and prohibits members of the Board, executive officers and other employees from hedging their ownership of Affymetrix securities, including trading in publicly-traded options, puts, calls or other derivative instruments related to Affymetrix securities.

•	Stock Ownership Guidelines. We adopted stock ownership guidelines designed to align CEO and stockholder interests over the long term.

In June 2014, we held a stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved the compensation of our named executive officers, with approximately 78% of the shares of common stock present in person or by proxy and entitled to vote being cast in favor of our say-on-pay proposal. The Compensation Committee did not make specific changes to our executive compensation program as a result of this vote, and continued to consider feedback from our stockholders.

2015 Executive Compensation Program

In response to feedback from our stockholders, we are continuing to provide enhanced disclosure on our 2015 executive compensation program in this proxy statement. Our 2015 executive compensation program reflects the objectives of our Phase III strategic plan, is focused on pay-for-performance and alignment with the interests of stockholders. The following are key components of our 2015 executive compensation program, including the continuing practice of granting equally weighted time-based and performance-based equity awards:

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5%-12% Base Salary Increases. Increased Target Bonus for CEO    For 2013 and 2014, the target total cash compensation (i.e., base salary plus target cash bonus) of our CEO was at the 25th percentile of our peer group. For 2015, in consideration of the Company’s 2014 financial performance (which is at the 64th percentile of its peer group) and 1-year and 3-year total shareholder return (being at 60th percentile and 74th percentile, respectively, of its peer group), the Compensation Committee adjusted our CEO’s target total cash compensation to approach the median level of our peer group by increasing his base salary by 12% and his target bonus opportunity from 75% to 90% of his base salary. In addition, the Compensation Committee raised the base salary of our other executive officers in amounts ranging from 5% to 7%.

•

Cash Bonus Criteria: Revenue and Adjusted EBITDA.    The Compensation Committee reaffirmed the use of revenue and Adjusted EBITDA as the performance measures for determining cash bonus payments for our executive officers, with the emphasis on revenue growth. The bonus plan begins funding at the 40% level if we exceed 2014 revenue performance (threshold level), with increasing proportionate funding as revenue increases. Only when the Company achieved the target revenue goal, then an opportunity to receive an additional 20% bonus, or funding of up to 120%, could be achieved if the Company also met a specified Adjusted EBITDA target.

•

Equally-weighted Time-based and Performance-based Equity Awards.    The Compensation Committee reaffirmed the use of a structure for annual equity grants that reflects an approximate 50/50 split in grant value between time-based awards and performance-based equity awards.

•

Performance-Based Equity Awards Criteria: Revenue and EPS.    The 2015 performance-based equity awards may be earned upon the achievement of revenue and earnings-per-share (“EPS”) goals, as distinct from the Adjusted EBITDA goal set for the cash bonus plan. The revenue goal was weighted at 75%, and the EPS goal was weighted at 25%. We must achieve threshold revenue and EPS targets—both of which are structured to exceed 2014 actual results - for our executive officers to start earning 40% of the target number of PRSUs. The award will vest over four years from grant date, and it provides an upside opportunity to earn up to 125% of the target number of PRSUs if the Company exceeds specified targets for each measure. The performance period for this performance-based equity award is fiscal year 2015.

•

CEO PRSU Grant for Phase III.    The Compensation Committee is contemplating an additional PRSU award for our CEO, which if granted will be issued in the second quarter of 2015, that will be earned based on results over Phase III of our strategic plan (from 2015 up to 2017). The achievement of the PRSUs will be determined after this three-year performance period and the award, if approved, will be earned based on a combination of the Company’s compound annual revenue growth rate and Adjusted EBITDA at the end of the three-year performance period.

Compensation Principles and Practices

The Company’s current executive compensation program is intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) link compensation to executive performance and the Company’s operating objectives and strategic direction; and (3) align executives’ interests with the interests of our stockholders. In structuring our current executive compensation program, the Compensation Committee is guided by the following principles:

•	Align compensation with financial and strategic goals that will deliver stockholder value;

•	Pay for performance; and

•	Offer total direct compensation opportunities that are competitive with our peer group of companies (as described below).

The material elements of our executive compensation programs for named executive officers consist of a combination of a base salary, an annual cash incentive opportunity, an equity incentive opportunity that is both performance-based and time-based, and health, welfare and retirement benefits. We believe that each element of executive compensation and the relative mixture of the elements help us to achieve all of our compensation objectives.

Process for Determining Executive Compensation

The Compensation Committee retained the compensation consulting firm, Compensia, Inc. (“Compensia”), to inform the Compensation Committee on market practices, programs and compensation levels; evaluate our executive compensation practices; and assist in developing and implementing our executive compensation program. Meetings attended by a Compensia consultant typically contain a period of time for the Compensation Committee to meet with the Compensia representative without management present. In addition, Compensia occasionally meets alone with the Committee Chair for direction and/or review of particular material. The Compensation Committee has determined that the work performed by Compensia did not raise any conflict of interest.

The compensation for our CEO is approved by the Compensation Committee and ratified by the full Board of Directors. In considering other aspects of executive compensation, the Compensation Committee may give weight to the views of members of senior management, particularly our CEO. The Compensation Committee believes involvement of management is appropriate because management understands the daily contributions of other officers and the overall employee environment.

The Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on a review of competitive market data; as such, independent marketplace information is one of several factors the Compensation Committee considers in assessing the reasonableness of compensation (see full list of considerations impacting 2014 executive compensation decisions below). The Compensation Committee recognizes that information regarding pay practices at other companies (i.e., our peer group) is useful to ensure that our compensation practices are competitive in the market place. The following criteria were used to establish our 2014 peer group for the purpose of executive compensation:

1.	Location: US-based

2.	Ownership: Publicly traded

3.	Industry: Life Science

4.	Revenue of approximately 1/3 to 2x of ours

5.	Market capitalization of 1.5x revenue or greater

In 2014, our peer group consisted of the following sixteen (16) companies:

Abaxis, Inc.	Coherent Inc.	Newport Corporation
Accelrys, Inc.	Genomic Health, Inc.	Nordion Inc.
Accuray Incorporated	Harvard Bioscience, Inc.	NuVasive, Inc.
Albany Molecular Research	Luminex Corporation	Symmetry Medical Inc.
AngioDynamics	Merit Medical Systems, Inc.
Cambrex Corporation	Natus Medical Incorporated

Elements of Executive Compensation

Our executive officers’ compensation currently has the following primary components:

•	Base salary;

•	Annual cash bonuses, based on corporate and individual performance;

•	Long-term incentives, in the form of stock options and (time-based and performance-based) restricted stock unit awards; and

•	Health, welfare and retirement benefits.

In determining compensation for our executive officers, the Compensation Committee considers a variety of factors. For 2014 compensation, the most important factor was whether we achieved our specific financial goals. Other factors included:

•	Appropriate performance measures while we are going through a significant transformation;

•	Results of our say-on-pay vote on 2013 executive compensation;

•	Feedback from the major proxy advisory firms based on their analysis of our 2013 executive compensation program;

•	Data regarding market practice among companies in our peer group;

•	Recommendation from our compensation consultant; and

•	Management’s views and concerns.

In addition, the Compensation Committee also considered:

•	Performance by an individual during the year;

•	Retention concerns;

•	Individual’s tenure and experience;

•	Individual’s historical compensation; and

•	Market data and internal equity.

Fiscal 2014 Executive Compensation

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and are intended to be competitive with the compensation paid to executives with comparable qualifications, experience and responsibilities in similar businesses of comparable size. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels. Although they do not target a specific percentile, the Compensation Committee believes that base salaries should be at competitive levels compared to the Peer Group.

In 2014, the Compensation Committee raised the base salary of our CEO by 10% and the base salaries of our other executive officers in amounts ranging from 5% to 6%. In 2013, the base salary of our CEO was at the 25th percentile of our peer group. The Compensation Committee believed that it was appropriate to ensure that the base salary of our CEO is adjusted to a competitive level that is closer to the median of our peer group based on the Company’s improved performance. The 10% increase to his base salary in 2014 was part of a multi-year approach to align the CEO’s salary level closer to the median. The salary level of our other executive officers, inclusive of their 2014 increases, places them near the median level of our peer group.

Annual Cash Bonus Plan

Our annual cash bonus plan is designed to align individual performance with organizational objectives. It rewards participants based on attainment of specified levels of corporate financial goals as well as subjective factors related to the individual’s performance. In 2014, each named executive officer had an assigned target bonus opportunity equal to 50% to 60% of base salary, except for our CEO, who had an assigned target bonus opportunity equal to 75% of base salary.

Generally, the Compensation Committee establishes a target funding level for our annual cash bonus plan after review of the corporate performance for the year. Further, the Compensation Committee discusses the individual executive’s performance, with the exception of the CEO, with the CEO prior to approving the actual bonus payment for each named executive officer. For 2014, no individual factors resulted in a different payout for any of our named executive officers.

For 2014, any bonus payout for our executive officers was conditioned upon the Company meeting a revenue threshold of at least $325 million (representing 2013 actual revenue performance, after adjusting for a $5.3 million one-time license payment in 2013), with increasing bonus funding from 40% (at threshold level) up to 100% (at target level) if the Company achieves $345 million in revenue, or 6% growth, in 2014. The cash bonus plan was structured such that funding would not begin at threshold level (i.e., 40% funding) until the Company surpasses its 2013 revenue performance, as adjusted. In addition, executive officers could earn an additional 10% bonus, or funding of up to 110%, if the Company also met its Adjusted EBITDA goal of 13% as set by the Compensation Committee. During 2014, the Company had $349 million in revenue, or 7.4% year-over-year growth, and 17% Adjusted EBITDA (as a percent of revenue), which exceeded both specified targets. Accordingly, the Compensation Committee approved funding the 2014 cash bonus plan at 110% based on the Company exceeding both the revenue and Adjusted EBITDA goals. Below are the 2014 bonus amounts, at both target and actual payout levels, for our named executive officers:

Name	Target Bonus %	Bonus at 100% (target)	Bonus at 110% (approved funded level)	2014 Actual Payout
Witney, Frank	75%	$412,500	$453,750	$453,750
Last, Andy	50%	$200,000	$220,000	$220,000
Weber, David	60%	$210,000	$231,000	$231,000
Wood, Gavin	50%	$175,000	$192,500	$192,500

Equity Awards

Overview.    Our equity awards program is intended to align the long-term interests of executives with the interests of stockholders by offering potential gains if our stock price increases. Our equity program is designed to retain and incent employees to work towards the long-term success of the Company by imposing vesting schedules over several years. The equity award pool for all employees for the year is typically proposed by the Senior VP of Human Resources and our CEO. In approving the overall equity award pool, the Compensation Committee considers our burn rate, overhang and equity usage. In approving individual grants of equity awards to executive officers, the Compensation Committee also considers data provided by Compensia as well as the performance of each individual executive.

Types of Equity Awards.    We use a combination of (1) time-based stock options; (2) time-based restricted stock awards; and (3) performance-based restricted stock unit awards. Because of the direct relationship between the value of an option and an increase in the market price of our common stock after the grant date, we believe that stock options continue to be important in motivating our executive officers and employees to manage Affymetrix in a manner that is consistent with both the long-term interests of our stockholders and our business objectives. In addition, we grant restricted stock awards, which we feel have two primary benefits. First, because restricted stock awards have no exercise price, we can grant smaller amounts of restricted stock awards that have an initial value equivalent to a larger number of options, meaning the restricted stock awards have less impact on stockholder dilution. Second, we believe they help retain our executive officers and key employees in both good and bad market conditions. Lastly, we included performance criteria to a significant portion of our equity awards to align our executives with the interests of our stockholders by requiring achievement of specified financial results to earn the awards. If our executive officers do not meet the criteria for these performance-based restricted stock awards, these awards will be forfeited. The Compensation Committee regularly reviews the appropriate mix of these types of awards.

2014 Equity Awards (time-based).    For 2014, the Compensation Committee approved a mix of time-based and performance-based equity awards. In grant value, such equity awards reflected a proportion of approximately 25% in stock options, 25% in restricted stock units and 50% in PRSUs. The number of options, time-based restricted stock units and PRSUs granted to our named executive officers in 2014 are disclosed under the “Grants of Plan-Based Awards” table in this proxy statement. The size of executive equity awards are not based on a formula but take into account each executive’s position, responsibilities, performance and contribution to the achievement of our long-term goals, competitive market data drawn from our peer group as well as internal parity amongst executives and the grant’s impact to burn rate. Typically, our time-based equity awards vest in equal annual installments over four years.

2014 Equity Awards (Performance-Based).    In 2014, each of the named executive officers received approximately 50 percent of his equity award grant value in PRSUs. The PRSUs may be earned based upon 2014 revenue achievement, with vesting accelerated from four years to two years only if we achieved or exceeded both the revenue and Adjusted EBITDA targets as set by the Compensation Committee, as illustrated below. The upside associated with over-achievement was structured to be in the form of shorter vesting to offset our inability to provide additional shares above the target award shares in an effort to conserve shares.

Metrics	Performance Levels	PRSU Achievement	Performance Period	Vesting
1. >$345M Revenue (6% growth), plus 2. ≥13% Adjusted EBITDA	Target & Maximum	100%	Fiscal Year 2014	50% in Q1 2015 and 50% in Q1 2016

≥$325M (flat with 2013, as adjusted) to ≤$345M Revenue (6% growth)	Threshold	40%, with proportionate funding based on achievement of Revenue Goal, up to 99%	Fiscal Year 2014	25% per year over 4 years

Based on our achievement of $349 million in revenue in 2014, the Compensation Committee determined that the named executive officers had earned 100% of their PRSUs. Based on our Adjusted EBITDA achievement of $59.9 million, which represented 17% of revenue, the PRSUs would vest in equal installments over two years commencing in February, 2015.

CEO’s 2011 (New Hire) PRSUs.    In connection with his hire in 2011, the Compensation Committee granted Dr. Witney 240,000 PRSUs, of which 60,000 would be eligible to be earned in each year (2011 through 2014) based on performance objectives established at the beginning of each year, but would not vest until 12 months following the end of the applicable performance year.

Dr. Witney’s 2014 tranche of his new hire PRSUs was subject to his meeting the following performance objectives:

(1) 12,000 shares would be earned upon achieving target revenue growth in both the Genetic Analysis and eBioscience business units. This goal was not achieved, as only the Genetic Analysis Business Unit target revenue growth was met. Therefore, no shares were awarded under this metric.

(2) 12,000 shares would be earned upon the launch of certain products targeted at the molecular pathology market by the third quarter of 2014. This goal was not achieved as the timing of the launch was delayed to later in the year. Therefore, no shares were awarded under this metric.

(3) 9,000 shares would be earned upon the completion of certain milestones by specified target dates in the development of a new platform. This goal was not achieved as the milestones were achieved but at a later date due to certain business rationale. Therefore, no shares were awarded under this metric.

(4) 27,000 shares would be earned if the Company’s total shareholder return was equal to or greater than the total shareholder return of the Russell 2000 Index, as measured by the average 60 day stock price of our common stock at the beginning of 2014 and at the end of the 2014. This goal was achieved.

As a result, 27,000 shares of Dr. Witney’s 2014 tranche of his new hire PRSUs were earned and will vest on December 31, 2015, while the remaining 33,000 shares of such tranche were forfeited.

Equity Award Grant Policy

Stock Options:    We have adopted a stock option grant policy to ensure consistent practices in the administration of stock option grants. You can obtain a copy of our Stock Option Grant Policy at the About Affymetrix-Corporate Governance section of our website (www.affymetrix.com). The Compensation Committee may decide on the frequency of stock option grants each fiscal year, taking into account factors such as attrition rates, the retentive value of outstanding equity awards and the number of shares available for grant under our equity incentive plans. The option grant date to executive officers must be during an open window and is no earlier than the date on which the option is approved.

Other Equity Awards:    Other equity awards are granted pursuant to the terms as specified in the associated stock plan.

Other Benefit Plans

Relocation Benefits.    In 2014, to compensate Mr. Wood for his move from the United Kingdom, we agreed to provide him with benefits in connection with his relocation as described in more detail in the “Summary Compensation Table,” including tax equalization payments for tax differences relating to compensation provided to him before his move.

Benefits and Retirement Plans.    Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life insurance, accidental death and dismemberment insurance and our 401(k) plan (with matching contributions from Affymetrix of 75% of the individual’s contributions up to 5% of his salary), in each case on the same basis as other employees, subject to applicable law. Our executive officers are also eligible to participate in our long-term disability plan on the same basis as other employees; the long-term disability benefit is 60% of their monthly salary.

Perquisites.    We do not offer perquisites to our executive officers that are outside of customary business practices.

Recoupment Policy for Performance-Based Compensation (“Claw-Back” Policy)

We have a policy for recoupment of performance-based compensation. The policy provides that if we restate our reported financial results for periods beginning after the date of adoption, the Board of Directors will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of our stockholders, the Board of Directors will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Stock Ownership Guidelines

In February 2015, the Board of Directors adopted stock ownership guidelines. Our CEO is required to hold shares of common stock with a value equal to three times his annual base salary, while each non-employee member of the Board of Directors is required to hold shares of common stock with a value equal to three times the amount of the annual retainer paid to such director. Each individual has five years from the date of adoption to comply with these guidelines.

Change in Control and Severance Arrangements

We have a change in control severance policy that provides for the treatment of outstanding equity awards and the receipt of severance payments and benefits for employees (including all of our named executive officers) who are terminated, or whose jobs are materially adversely affected, as a result of a change in control of the Company, as described in detail below under “Executive Compensation—Executive Severance Policy and

Change in Control Arrangements.” Our Board of Directors may amend or terminate this policy at any time prior to a change in control, and the Compensation Committee periodically evaluates the payments and benefits provided and other terms of the policy. The purpose of this policy is to mitigate some of the risk that exists for executives working in a company of our size while there remains significant acquisition activity in the biotechnology industry. We believe the policy helps attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent this policy. In addition, in the event there was a potential change in control of the Company that could be beneficial to stockholders, we believe these severance packages would provide an incentive for these executives and other employees to continue to help successfully execute the acquisition from its early stages until closing while providing reasonable protection to our executives and other employees against a significant downsizing or restructuring that could result from the acquisition.

We also have an executive severance policy (not in connection with a change in control of the Company) to standardize our severance practices and provide potential severance payments and benefits that we believe are reasonable to protect an executive from an arbitrary termination. The Board of Directors may amend or terminate this policy at any time.

Accounting and Tax Considerations

For proposed equity awards, the Compensation Committee reviews the estimated employee stock-based compensation expense in accordance with FASB ASC 718. This valuation is one of the factors considered in reviewing the market competitiveness of individual equity awards.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executives to $1 million in any year. Generally, compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code or satisfies the conditions of another exception from the tax deduction limitation. Although this tax deduction limitation is not a material issue for our Company at this time, we have granted certain cash and equity awards that are intended to meet the conditions of the “performance-based compensation” exception.

The Compensation Committee has full discretion to grant cash and equity awards that do not meet the criteria for deductibility under Section 162(m) and may not be fully deductible as a result. The Compensation Committee, when determining executive compensation programs, considers various relevant factors, which may include the potential tax deductions, but also weighs our need to attract, retain and reward high-performing executives. We have paid, and will continue to pay, compensation to executive officers that may not be fully deductible if we believe that is necessary to attract, retain and reward high-performing executives.

Risk Considerations in Our Compensation Program

The Compensation Committee believes that the structure of our executive compensation program mitigates inappropriate risk-taking for the following reasons:

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The Compensation Committee’s sole power to set performance objectives for our annual cash bonus plan and performance-based equity awards. The financial objectives included revenue growth and Adjusted EBITDA performance that the Compensation Committee believes are appropriately correlated with stockholder interest.

•

Our program consists of both fixed and variable compensation. The fixed (or base salary) portion of compensation is designed to provide a steady income so that executives do not feel pressured to focus exclusively on stock price performance or other financial measures to the detriment of other important operational and strategic objectives.

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The use of equity awards to foster employee retention and align our executive’s interests with those of our stockholders. By using a mixture of options and restricted stock units, executives have a combination of incentives rather than being solely focused on a short-term stock price increase.

•

Our time-based equity awards encourage long-term, sustainable performance of the overall business because they vest over four years and their value increases with the increase in our stock price over time.

•	Our recoupment policy allows us to recoup executive officers’ performance-based compensation in the event of a restatement of our financial results, as described below.

•	Our stock ownership guidelines are designed to align CEO and stockholder interests over the long term.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis in this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by:	Jami Dover Nachtsheim, Chairwoman Nelson C. Chan Gary S. Guthart, Ph.D. Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation, for the most recent three fiscal years, for each person who served as our principal executive or financial officer during 2014 and our other executive officers for fiscal year 2014 (collectively referred to as the “named executive officers” in this proxy).

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)*		Option Awards ($)*	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)		Total ($)
Frank Witney, Ph.D.	2014	549,616	934,840	(3)	260,412	453,750	—		2,198,618
President and Chief	2013	498,556	810,540	(4)	187,839	262,500	—		1,759,435
Executive Officer	2012	529,041	115,750	(5)	—	—	12,500		657,291

Andrew J. Last, Ph.D.	2014	399,832	453,000		151,907	220,000	11,639		1,236,378
Executive Vice President,	2013	376,546	307,200		104,355	132,300	12,762		933,163
Chief Operating Officer	2012	412,903	—		—	—	12,500		425,403

David Weber	2014	349,848	453,000		151,907	231,000	19,917		1,199,672
Executive Vice President, Chief Commercial Officer	2013	331,300	307,200		104,355	115,500	13,648		872,003

Gavin Wood(6)	2014	349,848	453,000		151,907	192,500	11,335	(7)	1,158,590
Executive Vice President and Chief Financial Officer	2013	281,762	161,870		336,573	115,500	59,053	(8)	954,758

*	The reported dollar value of stock awards and option awards is equal to the full aggregate grant date fair value under FASB ASC 718 with respect of restricted stock awards and stock options, respectively, made to the named executive officers during the applicable fiscal year. See “Note 13—Stockholders’ Equity and Share-Based Compensation Expense” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, regarding assumptions underlying valuation of our stock options. The actual value of an option, if any, will depend on the future market price of our common stock and the option holder’s individual exercise and sale decisions. The grant date fair value of stock awards is based on the fair market value of our common stock on the grant date. The grant date fair value of performance-based stock awards is based on the probable outcome on the grant date, except as noted in notes (3) and (4). With respect to the performance-based restricted stock awards granted to all named executive officers in 2014, 100% were earned and none were forfeited.

For a description of restricted stock and option awards made, exercised and vested during 2014, and outstanding at the end of 2014, see the tables set forth below.

(1)	The higher amounts of salary shown for 2012 for Drs. Witney and Last reflect one-time payments for accrued paid time off hours that were over the maximum accrual cap we set in 2012.

(2)	Includes discretionary matching contributions made under our 401(k) plan.

(3)	Includes the grant date fair value of the 27,000 performance awards earned by Dr. Witney for 2014 from his 2011 new hire grant; does not include 33,000 performance awards that were forfeited. The grant date fair value of the maximum 60,000 performance awards that Dr. Witney was eligible to earn for 2014 was $433,200.

(4)	Includes the grant date fair value of the 42,000 performance awards earned by Dr. Witney for 2013 from his 2011 new hire grant; does not include 18,000 performance awards that were forfeited. The grant date fair value of the maximum 60,000 performance awards that Dr. Witney was eligible to earn for 2013 was $280,200.

(5)	Reflects the grant date fair value of the 25,000 performance awards earned by Dr. Witney for 2012 from his 2011 new hire grant; does not include 35,000 performance awards that were forfeited. The grant date fair value of the maximum 60,000 performance awards that Dr. Witney was eligible to earn for 2012 was $277,800.

(6)	Mr. Wood was promoted to Chief Financial Officer in May 2013. His compensation reflects his partial year of service as our Chief Financial Officer.

(7)	Represents the total paid to Mr. Wood to reimburse tax payments he incurred in 2013 in connection with his relocation to the United States.

(8)	Includes relocation benefits totaling $49,138, and $9,915 for payment of fees of consultants providing immigration and tax services to Mr. Wood. The relocation benefits represent reimbursement of $26,896 relating to relocation expenses, temporary housing and tax reimbursement payments of $22,242 in 2013 for additional taxes owed by Mr. Wood as a result of income imputed to him for his relocation benefits.

Grants of Plan-Based Awards

The following table sets forth information regarding stock options, restricted stock awards and incentive plan awards granted to our named executive officers during fiscal 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise of Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Maximum
Frank Witney, Ph.D.		165,000	412,500	453,750
	2/13/2014				26,000	65,000				490,750
	2/13/2014						33,000			249,150
	2/13/2014							60,000	7.55	260,412

Andrew J. Last, Ph.D.		80,000	200,000	220,000
	2/13/2014				16,000	40,000				302,000
	2/13/2014						20,000			151,000
	2/13/2014							35,000	7.55	151,907

David Weber		84,000	210,000	231,000
	2/13/2014				16,000	40,000				302,000
	2/13/2014						20,000			151,000
	2/13/2014							35,000	7.55	151,907

Gavin Wood		70,000	175,000	192,500
	2/13/2014				16,000	40,000				302,000
	2/13/2014						20,000			151,000
	2/13/2014							35,000	7.55	151,907

(1)	The maximum bonus amount with respect to any named executive officer is 10% above the target bonus amount. Our Chief Executive Officer had a target bonus at 75% of his annual base salary, our Chief Commercial Officer had a target bonus of 60% of his annual base salary, and our other named executive officers had target bonuses at 50% of their annual base salaries. The amount of the bonus actually paid is based on a combination of company and individual performance factors as described in “Compensation Discussion and Analysis” above, and the cash bonus that was actually paid for 2014 is set forth in the Summary Compensation Table above.

(2)	To the extent earned, these performance restricted stock units vest over four years if less than 100% of the performance criteria are met, or over two years if 100% of the performance criteria are met, as described in more detail in “Compensation Discussion and Analysis”. The maximum and target amounts were the same. 100% of the amount reported in this table was earned with respect to 2014. Does not include 27,000 (out of a maximum 60,000) performance awards that were earned by Dr. Witney for 2014 performance because they were granted to him in connection with his hire in 2011 and reported in the “Grants of Plan-Based Awards” table for 2011.

(3)	All of the stock options have seven-year terms. Each of the stock and option awards reported in this table vest in equal annual installments over four years from the grant date.

(4)	This column represents the full grant date fair value of each equity award. See “Note 13—Stockholders’ Equity and Share-Based Compensation Expense” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying valuation of our equity awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options and restricted stock awards as of December 31, 2014 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Frank Witney, Ph.D.	225,000	75,000	(2)	6.71	07/21/2018	142,500	(3)	1,406,475	—	—
	22,500	67,500	(2)	3.84	02/14/2020	40,000	(4)	394,800
		60,000	(2)	7.55	02/13/2021	65,000	(5)	641,550

Andrew J. Last, Ph.D.	90,000			5.29	12/17/2016	45,000	(6)	444,150
	70,000			4.22	08/19/2017	20,000	(4)	197,400
	38,250	12,750	(2)	5.31	02/17/2018	40,000	(5)	394,800
	45,000	15,000	(2)	4.85	11/17/2018
	12,500	37,500	(2)	3.84	02/14/2020
		35,000	(2)	7.55	02/13/2021

David Weber	67,500	22,500	(2)	3.86	12/15/2018	48,750	(7)	481,163
	12,500	37,500	(2)	3.84	02/14/2020	20,000	(4)	197,400
		35,000	(2)	7.55	02/13/2021	40,000	(5)	394,800

Gavin Wood	4,200			10.29	06/23/2015	46,600	(8)	459,942
	6,000			8.29	08/20/2016	40,000	(5)	394,800
	—	1,300	(2)	5.31	02/17/2018
	3,000	1,000	(2)	4.85	11/17/2018
	2,500	2,500	(2)	4.16	07/26/2019
	2,500	2,500	(2)	3.91	08/30/2019
	7,500	22,500	(2)	3.77	02/07/2020
	22,500	67,500	(2)	5.57	08/30/2020
		35,000	(2)	7.55	02/13/2021

(1)	Assumes a stock price of $9.87 a share, which was the closing market price of the Company’s stock on December 31, 2014 (the last trading day of 2014).

(2)	Options vest in four equal, annual installments from the grant date, which is seven years before the Option Expiration Date.

(3)	Includes 27,000 performance-based restricted stock units earned with respect to fiscal year 2014 performance against his new hire PRSUs granted in 2011, which will vest on December 31, 2015. The remainder reflects the remaining portions of the following restricted stock awards that provided for vesting in four equal annual installments from the grant date: 150,000 restricted stock units granted on July 21, 2011, 60,000 restricted stock units granted on February 14, 2013 and 33,000 restricted stock units granted on February 13, 2014.

(4)	Reflects the earned portion of the 2013 PRSUs based on performance for 2013 that are unvested as of December 31, 2014. Of this earned amount, a portion vests over four years starting February 2014 and a portion vests over two years starting February 2014.

(5)	Reflects the earned portion of the 2014 PRSUs based on performance for fiscal 2014. This earned amount vests over two years starting February 2015 as described in “Compensation Discussion and Analysis”.

(6)	Reflects the remaining portions of the following restricted stock awards that provided for vesting in four equal annual installments from the grant date: 10,000 restricted stock units granted on February 17, 2011, 30,000 restricted stock units granted on February 14, 2013 and 20,000 restricted stock units granted on February 13, 2014.

(7)	Reflects the remaining portions of the following restricted stock awards that provided for vesting in four equal annual installments from the grant date: 25,000 restricted stock awards granted on December 15, 2011, 30,000 restricted stock awards granted on February 14, 2013 and 20,000 restricted stock units granted on February 13, 2014.

(8)	Reflects the remaining portions of the following restricted stock awards that provided for vesting in four equal annual installments from the grant date: 1,400 restricted stock units granted on February 17, 2011; 6,000 restricted stock units granted on November 17, 2011; 1,500 restricted stock units granted on July 26, 2012; 1,500 restricted stock units granted on August 30, 2012; 6,000 restricted stock units granted on February 7, 2013, 25,000 restricted stock units granted on August 30, 2013 and 20,000 restricted stock units granted on February 13, 2014.

Options Exercised and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2014 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise $(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frank Witney, Ph.D.	—	—	124,500	1,068,465
Andrew J. Last, Ph.D.	—	—	28,750	217,588
David Weber	—	—	28,750	221,650
Gavin Wood	15,800	87,417	10,657	90,559

(1)	Value realized on exercise of option awards is computed by determining the difference between the closing market price of our common stock on the dates of exercise and the exercise price per share exercised.
(2)	The amount in this column reflects the closing price of our common stock on the date of vesting multiplied by the number of shares vesting.

Executive Severance Policy and Change in Control Arrangements

Executive Severance Policy.    The Company has an executive severance policy, which would only apply to involuntary terminations of employment outside a change in control situation. A change in control situation is covered by the change in control policy described below. This policy applies to officers of the Company holding a Senior Vice President or more senior position. The Company’s executive severance policy may be amended or terminated by the Board of Directors at any time.

Subject to signing a release of claims, upon an involuntary termination, a named executive officer will receive:

•	12 months of base salary; and

•	12 months of continued health benefits (unless the named executive officer earlier becomes eligible for group benefits from another employer).

An “involuntary termination” means the unilateral termination of the named executive officer’s employment by the Company without cause.

The following table shows the severance payments and benefits that would be received by each named executive officer upon an involuntary termination, assuming the individual was terminated on December 31, 2014 and based on the individual’s base salary for fiscal 2014.

Name	Cash Severance ($)	Other Benefits Value ($)(1)
Frank Witney, Ph.D.	550,000	22,572
Andrew J. Last, Ph.D.	400,000	27,984
David Weber	350,000	15,108
Gavin Wood	350,000	20,844

(1)	Represents the estimated value of 12 months of continued health benefits.

Change in Control Severance.    The Company has a change in control policy. The policy applies to all employees, but our named executive officers receive greater payments and benefits.

The Company’s change in control policy may be amended or terminated by the Board of Directors at any time prior to a change in control. However, the policy may not be terminated or amended in a manner adversely to any person covered by the policy for 12 months following a change in control (which includes transactions, as discussed below, involving a change in at least 50% of the voting power of our stock through a merger or acquisition by a person or a group). The termination or amendment of the policy at any time shall not affect any benefits to which a person covered by the policy previously had become entitled.

Subject to signing a release of claims, upon a qualifying termination or if not offered comparable employment, a named executive officer will receive:

•	full vesting of all equity awards;

•	24 months of base salary plus 200% of target bonus (none of our named executives will receive a cash payment that exceeds three times his base salary plus target bonus under this payout);

•	24 months of continued health benefits (unless the named executive officer earlier becomes eligible for group benefits from another employer); and

•	6 months of outplacement services.

A “qualifying termination” means (i) an involuntary termination without cause in connection with, or within 12 months following, a change in control, or (ii) resignation of employment within 6 months following a change in control due to a material reduction in base salary, target bonus opportunity or job duties and responsibilities, or movement of work location more than 45 miles from the principal work location, from those in effect immediately prior to the change in control.

Upon a change in control, outstanding equity awards may be assumed by the acquirer, become fully vested or be cashed out, as determined by the Company and the acquirer.

The following table shows the severance payments and benefits that would be received by each named executive officer who is an employee upon a qualifying termination following a change in control, assuming the individual was terminated on December 31, 2014 and based on the individual’s base salary for fiscal 2014.

Name	Cash Severance ($)	Accelerated Equity Value ($)(1)	Other Benefits Value ($)(2)
Frank Witney, Ph.D.	1,925,000	3,448,125	49,744
Andrew J. Last, Ph.D.	1,200,000	1,558,153	60,568
David Weber	1,120,000	1,626,950	34,816
Gavin Wood	1,050,000	1,403,565	46,288

(1)	The value of unvested restricted stock or restricted stock units is based on $9.87 per share, the closing price of our common stock on December 31, 2014. The value of accelerated vesting of the options is based solely on the excess, if any, of $9.87 per share over the exercise price of the unvested portion (as of December 31, 2014) of the individual’s stock options. Includes 100% of the earned but unvested performance-based awards granted to all named executive officers in 2014. With respect to Dr. Witney, also includes the 27,000 earned but unvested 2011 new hire performance-based awards for the 2014 performance period.

(2)	Represents the estimated value of health, dental and vision insurance coverage and outplacement services.

Compensation Committee Interlocks and Insider Participation

During 2014, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee, and no compensation committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.

CERTAIN TRANSACTIONS

Related Person Transaction Policy

Under a written policy that has been adopted by our Board of Directors, we review all transactions involving us in which any of our directors, director nominees, significant stockholders and executive officers or their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Secretary of any proposed transaction involving us and in which such person has a direct or indirect material interest. Such a proposed transaction is then reviewed by either our Board of Directors as a whole or a designated committee thereof consisting of a majority of independent directors to determine whether or not to approve or ratify the transaction based on the following criteria:

•	The character and materiality of the related person’s interest in the transaction;

•	The commercial reasonableness of the terms of the transaction;

•	The benefit or lack thereof to the Company;

•	The opportunity costs of alternate transactions;

•	The actual or apparent conflict of interest of the related person; and

•	Any other matters the reviewing body deems appropriate.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and our stockholders. On an annual basis, the reviewing body reviews previously approved transactions with related parties under the standard described above to determine whether such transactions should continue.

In December 2011, we entered into an agreement under which we assigned one patent application and related know-how to Cellular Research, Inc. (“Cellular Research”), a company founded by Stephen P.A. Fodor, Ph.D., our Founder, former Chairman and former Chief Executive Officer. Dr. Fodor is a significant shareholder of Cellular Research. Pursuant to the agreement, Cellular Research shall pay single digit royalties to us on sales of products covered by the assigned technology, and starting in December 2016, an annual minimum fee of $100,000. We have a right of first refusal to collaborate with Cellular Research for the development of certain new products and to supply arrays to Cellular Research under certain terms and conditions. As of December 31, 2014, no royalties were earned pertaining to this agreement.

Director and Executive Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2015

The proxy statement and the annual report to stockholders are available at www.proxyvote.com.

OTHER MATTERS

We are not aware of any matters that are expected to come before the 2015 annual meeting other than those referenced in this proxy statement. If any other matters properly come before the meeting, it is the intention of the persons named as proxy holders in the proxy card to vote the shares they represent as the Board may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be included in our proxy statement for our 2016 annual meeting must be received by us no later than December 2, 2015 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2016 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to the Secretary at our principal executive office not less than 75 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 75 days after the anniversary date). Therefore, we must receive notice of such proposal for the 2016 annual meeting no later than February 28, 2016. If the notice is received after February 28, 2016, it will be considered untimely and we will not be required to present it at the 2016 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

SIANG H. CHIN

Secretary

March 31, 2015

Annex A

AFFYMETRIX, INC.

AMENDED AND RESTATED

2000 EQUITY INCENTIVE PLAN

(AS AMENDED THROUGH                     , 2015)

i

ii

iii

AFFYMETRIX, INC.

AMENDED AND RESTATED

2000 EQUITY INCENTIVE PLAN

ARTICLE 1.    INTRODUCTION.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except for choice-of-law provisions).

ARTICLE 2.    ADMINISTRATION.

2.1. Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, except as otherwise determined by the Board, the composition of the Committee shall satisfy:

(a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

2.2. Committee Responsibilities. The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3. Committee for Non-Officer Grants. The Board may also appoint another committee of the Board, which shall be composed of one or more directors of the Company who need not satisfy the requirements of Section 2.1. Such other committee may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the

Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section  2.3, any reference in the Plan to the Committee shall include such secondary committee.

2.4. Nontransferability. Outstanding Awards under the Plan may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred by a Participant in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may (but shall not be required to) permit Awards to be transferred one time and without payment or consideration to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

ARTICLE 3.    SHARES AVAILABLE FOR GRANTS.

3.1. Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares that may be awarded pursuant to Awards under the Plan shall not exceed (a) 18,600,000 (from initial adoption of the Plan in 2000, after an increase of 4,500,000 shares on May 14, 2010 and an increase of 2,400,000 shares on May 13, 2015) plus (b) the additional Common Shares described in Section 3.2. Notwithstanding the foregoing, for any one Share issued in connection with any Full-Value Awards, 1.60 fewer Common Shares will be available for issuance in connection with future Awards. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article 12.

3.2. Additional Shares. If Awards are forfeited or terminated for any reason, then the corresponding Common Shares shall again become available for Awards under the Plan; provided that with respect to Full-Value Awards that were granted after May 13, 2015, 1.60 times the corresponding number of Common Shares shall again become available for Awards under the Plan. Notwithstanding the foregoing, Common Shares that are (i) withheld or tendered in payment of an Option exercise price; (ii) withheld by the Company or tendered by a Participant to satisfy any tax withholding obligation; (iii) covered by a SAR (to the extent that it is settled in Common Shares, without regard to the number of Shares that are actually issued to the Participant upon exercise); (iv) withheld by the Company to satisfy any debt or other obligation owed to the Company or any Subsidiary, and (v) any fractional Common Shares that are cancelled shall not again become available for Awards.

3.3. Dividend Equivalents. Any dividend equivalents paid or credited under the Plan with respect to Restricted Shares or Stock Units shall not be applied against the number of Shares available for Awards, whether or not such dividend equivalents are converted into Stock Units. Dividend Equivalents will not be awarded on Options or SARs.

ARTICLE 4.    ELIGIBILITY.

4.1. Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section  422(c)(6) of the Code are satisfied.

4.2. Other Grants. Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

ARTICLE 5.    OPTIONS.

5.1. Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.

5.2. Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 12. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 1,000,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

5.3. Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

5.4. Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed seven years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or, subject to Section 18.2 below, other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5. Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company or in the event that the Optionee is subject to an Involuntary Termination after a Change in Control. In addition, acceleration of exercisability may be required under Section 12.3.

5.6. Modification or Assumption of Options. No modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option. The Company shall not effect a direct or indirect repricing of outstanding options (including through an offer to exchange options for new Options or any other type of Award or any buy out or cash out of options) without stockholder approval.

ARTICLE 6.    PAYMENT FOR OPTION SHARES.

6.1. General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

(a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b) In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6 in its sole discretion.

6.2. Surrender of Stock. To the extent permitted by the Committee, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.

6.3. Exercise/Sale. To the extent permitted by the Committee, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4. Other Forms of Payment. To the extent that this Section 6.4 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.    STOCK APPRECIATION RIGHTS.

7.1. SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

7.2. Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 12. SARs granted to any Optionee in a single calendar year shall in no event pertain to more than 1,000,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

7.3. Exercise Price. Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant.

7.4. Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR; provided that the term of an SAR shall in no event exceed seven years from the date of grant. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or, subject to Section 18.2 below, other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded alone or in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

7.5. Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that the Company is subject to a Change in Control or in the event that the Optionee is subject to an Involuntary Termination after a Change in Control. In addition, acceleration of exercisability may be required under Section 12.3.

7.6. Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares underlying the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

7.7. Modification or Assumption of SARs. No modification of a SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR. The Company shall not effect a direct or indirect repricing of outstanding SARs (including through an offer to exchange SARs for new SARs or any other type of Award or any buy out or cash out of SARs) without stockholder approval.

ARTICLE 8.    RESTRICTED SHARES.

8.1. Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

8.2. Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the consideration shall consist exclusively of cash, cash equivalents or past services rendered to the Company (or a Parent or Subsidiary) or, for the amount in excess of the par value of such newly issued Restricted Shares, full-recourse promissory notes, as the Committee may determine.

8.3. Vesting Conditions. Each Award of Restricted Shares may be subject to vesting as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. For any Award of Restricted Shares which is to vest solely on the basis of service or employment, a minimum period of three years (which may include vesting in installments over such three-year period) shall be required as condition to such vesting. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or, subject to Section 18.2 below, other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company or in the event that the Participant is subject to an Involuntary Termination after a Change in Control.

8.4. Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 9.    STOCK UNITS AND RESTRICTED STOCK UNITS.

9.1. Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

9.2. Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

9.3. Vesting Conditions. Each Award of Stock Units may be subject to vesting as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. Other than Awards to Outside Directors, for any Award of Stock Units which is to vest solely on the basis of service or employment, a minimum period of three years (which may include vesting in installments over such three-year period) shall be required as condition to such vesting. Awards to Outside Directors (other than Awards in lieu of cash fees) shall vest no earlier than (i) one year following the earlier of the grant date or (ii) the date of the subsequent annual meeting, except in the event of death or disability. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or, subject to Section 18.2 below, other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that the Company is subject to a Change in Control or in the event that the Participant is subject to an Involuntary Termination after a Change in Control. In addition, acceleration of vesting may be required under Section 12.3.

9.4. Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Any dividend equivalents shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

9.5. Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 12.

9.6. Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

9.7. Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 10.    OTHER EQUITY-BASED AWARDS.

Subject to limitations under applicable law, the Committee is authorized to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, otherwise based on or related to, the Common Shares or factors that may influence the value of the Common Shares, (including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon the performance of the Company, a participating Affiliate or a business unit of the Company or of a participating Affiliate or any other factors designated by the Committee and awards valued by reference to the book value of Common Shares or the value of securities of or the performance of any such entity). The Committee shall determine the terms and conditions of such other awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Article 10 shall be purchased for such consideration, paid for at such times, by such methods and in such forms (including without limitation cash, Common Shares, other awards, notes or other property) as the Committee shall determine. Cash awards may also be granted pursuant to this Article 10.

ARTICLE 11.    PERFORMANCE-BASED AWARDS.

The Committee is authorized to grant performance awards denominated in cash, Common Shares, other awards or a combination thereof, subject to the following terms and conditions and to such other terms and conditions, not inconsistent herewith, as the Committee shall determine:

11.1. Performance Awards Generally. Performance awards granted under the Plan may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other award shall constitute a performance award by conditioning the right of a participant to exercise the award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any award subject to performance conditions, except as limited below in the case of a performance award intended to qualify as performance-based compensation (within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).

11.2. Performance Awards Granted to Covered Employees. If the Committee determines that a performance award to be granted to an employee who is designated by the Committee as likely to be a covered employee (within the meaning of section 162(m) of the Code) should qualify as performance-based compensation, the grant, exercise and/or settlement of such performance award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this subsection. Restricted Shares and Stock Units awarded to any Participant in a single calendar year pursuant to this Article shall in no event pertain to more than 500,000 shares. In the event of a cash-based performance award, the value of an award granted to a Participant in any calendar year shall not exceed $5,000,000.

(a) Performance Goal. The performance goal for performance awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this subsection. The performance goal shall be objective and shall otherwise meet the requirements of section 162(m) of the Code (including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain”). The Committee may determine that such performance awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such performance awards. Performance goals may differ for performance awards granted to any one participant or to different participants.

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for an Affiliate or a business unit of the Company or of an Affiliate shall be used by the Committee in establishing performance goals for performance awards: (1) net sales or product and product related revenue; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items, (3) net income or net income per Common Share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic value created; (8) operating margin; (9) share price or total stockholder return; and (10) strategic business criteria (including without limitation meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of information technology, and goals relating to acquisitions or divestitures of specified Affiliates or business units of the Company or of Affiliates). The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. All financial terms used in such business criteria may be as defined under GAAP or such other objective principles as may be designated by the Committee, and may provide for such objectively determinable adjustments, modifications or amendments as the Committee deems appropriate, including (but not limited to) with respect to items determined to be extraordinary or unusual in nature or infrequent in occurrence, or that are related to discontinued operations, the disposal of a business or assets, or a change in accounting principle under GAAP, or that are attributable to the business operations of any entity acquired by the Company or a Subsidiary during a relevant performance period.

(c) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of performance awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such performance award or (ii) the time when 25% of such performance period has elapsed.

(d) Settlement of Performance Awards; Other Terms. Settlement of performance awards shall be in cash, Common Shares, other awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with performance awards, but may not exercise discretion to increase any such amount payable to a covered employee in respect of a performance award, subject to this subsection. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the performance award and other related awards do not, solely for that reason, fail to qualify as performance-based compensation. The Committee shall specify the circumstances in which performance awards shall be paid or forfeited in the event of termination of a participant’s employment by or directorship or consultancy with the Company or an Affiliate or other event prior to the end of a performance period or settlement of such performance awards. Any dividends or dividend equivalents which attach to a performance award shall be subject to the same conditions and restrictions as the Award to which they attach.

11.3. Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of performance awards and annual incentive awards, the level of actual achievement of the specified performance goals relating to performance awards and annual incentive awards and the amount of any final performance award and annual incentive award shall be recorded in writing in the case of performance awards intended to qualify under section 162(m) of the Code. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under section 162(m) of the Code, prior to settlement of each such award granted to a covered employee, that the performance objective relating to the performance award and other material terms of the award upon which settlement of the award was conditioned have been satisfied.

ARTICLE 12.    PROTECTION AGAINST DILUTION.

12.1. Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a) The number of Common Shares available for future Awards under Article 3;

(b) The limitations set forth in Sections 5.2, 7.2 and 11.2;

(c) The number of Common Shares covered by each outstanding Award; and

(d) The Exercise Price under each outstanding Option and SAR.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 12, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

12.2. Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

12.3. Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards, (d) full exercisability or vesting and accelerated expiration of the outstanding Awards or (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

ARTICLE 13.    DEFERRAL OF AWARDS.

The Committee (in its sole discretion) may permit or require a Participant to:

(a) Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b) Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c) Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Article 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article  13.

ARTICLE 14.    AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 15.    PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

15.1. Effective Date. No provision of this Article 15 shall be effective unless and until the Board has determined to implement such provision.

15.2. Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan.

15.3. Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

ARTICLE 16.     LIMITATION ON RIGHTS.

16.1. Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time.

16.2. Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

16.3. Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 17.    WITHHOLDING TAXES.

17.1. General. A Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any obligations of the Company to withhold income and employment taxes under applicable federal, state, local or foreign law in connection with Awards under the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

17.2. Withholding in Shares. The Committee may permit such Participant to satisfy all or part of such tax withholding obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 18.    FUTURE OF THE PLAN.

18.1. Term of the Plan. The Plan, as set forth herein, became effective on March 9, 2000. Unless earlier terminated pursuant to Section 18.2, the Plan shall remain in effect until May  14, 2020.

18.2. Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No

Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan. Notwithstanding anything to the contrary herein, from and after June 11, 2008, the vesting schedule (or the time at which any restriction may lapse) with respect to any Awards may not be accelerated except in the cases of death, disability or retirement of the participant or in connection with a Change in Control of the Company; provided that Awards for no more than 10% of the total number of shares authorized under the Plan may be accelerated upon other events.

18.3 No Repricings. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

ARTICLE 19.    DEFINITIONS.

19.1. “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

19.2. “Award” means any award of an Option, a SAR, a Restricted Share, a Stock Unit or other stock-based award under the Plan.

19.3. “Board” means the Company’s Board of Directors, as constituted from time to time.

19.4. “Cause” shall mean (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (c) gross negligence, (d) willful misconduct or (e) a failure to perform assigned duties that continues after the Participant has received written notice of such failure from the Board. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Parent, Subsidiary or Affiliate employing the Participant) may consider as grounds for the discharge of the Participant without Cause.

19.5. “Change in Control” shall mean:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

19.6. “Code” means the Internal Revenue Code of 1986, as amended.

19.7. “Committee” means a committee of the Board, as described in Article 2.

19.8. “Common Share” means one share of the common stock of the Company.

19.9. “Company” means Affymetrix, Inc., a Delaware corporation.

19.10. “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

19.11. “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

19.12. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

19.13. “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

19.14. “Fair Market Value” means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons

19.15. “Full-Value Awards” means any Awards other than Options or SARs.

19.16. “Involuntary Termination” means the termination of the Participant’s service by reason of:

(a) The involuntary discharge of the Participant by the Company (or the Parent, Subsidiary or Affiliate employing him or her) for reasons other than Cause; or

(b) The voluntary resignation of the Participant following (i) a material adverse change in his or her title, stature, authority or responsibilities with the Company (or the Parent, Subsidiary or Affiliate employing him or her), (ii) a material reduction in his or her base salary or (iii) receipt of notice that his or her principal workplace will be relocated by more than 30 miles.

19.17. “ISO” means an incentive stock option described in section 422(b) of the Code.

19.18. “NSO” means a stock option not described in sections 422 or 423 of the Code.

19.19. “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

19.20. “Optionee” means an individual or estate who holds an Option or SAR.

19.21. “Outside Director” shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

19.22. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

19.23. “Participant” means an individual or estate who holds an Award.

19.24. “Plan” means this Affymetrix, Inc. 2000 Equity Incentive Plan, as amended from time to time.

19.25. “Restricted Share” means a Common Share awarded under Article 8 of the Plan.

19.26. “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Share.

19.27. “SAR” means a stock appreciation right granted under the Plan.

19.28. “SAR Agreement” means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

19.29. “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

19.30. “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share or the right to receive a specified number of Common Shares (including restricted stock units), as awarded under the Plan.

19.31. “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

19.32. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

ARTICLE 20.    EXECUTION.

To record the amendment and restatement of the Plan by the Board on February 6, 2008, the amendment and restatement of the Plan by the Compensation Committee of the Board on April 2, 2008, May 29, 2008, June 23, 2008 and May 14, 2010 and the approval of such amendment and restatement by the stockholders of the Company most recently on May 13, 2015, the Company has caused its duly authorized officer to execute this document in the name of the Company.

AFFYMETRIX, INC.

By
Name:
Title:

AFFYMETRIX, INC.
3420 CENTRAL EXPRESSWAY
SANTA CLARA, CA 95051
ATTN: DOUG FARRELL
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/affx2015
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M88175-P64565
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
AFFYMETRIX, INC.
The Board of Directors recommends you vote FOR the following proposals:
1. Election of Directors
Nominees: For Against Abstain
1a. Jami Dover Nachtsheim
1b. Frank Witney
1c. Nelson C. Chan
1d. Gary S. Guthart
1e. Merilee Raines
1f. Robert H. Trice
For Against Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
3. To approve an amendment to our Amended and Restated 2000 Equity Incentive Plan, including an increase in the number of shares reserved for issuance under the plan by 2,400,000 shares.
4. To approve, by an advisory vote, the compensation of Affymetrix’s named executive officers as disclosed in our proxy statement for the 2015 Annual Meeting of Stockholders.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M88176-P64565
AFFYMETRIX, INC.
Annual Meeting of Stockholders
May 13, 2015 at 9:00 a.m.
This proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of Affymetrix, Inc., revoking all prior proxies, hereby appoints Frank Witney and Siang H. Chin and each of them, with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes each of them to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 13, 2015, beginning at 9:00 a.m., Pacific Daylight Time, and any adjournments or postponements; and to vote all of the shares of common stock held of record by the undersigned on March 23, 2015, upon all matters that may properly come before the meeting, including the matters described in the proxy statement, and in accordance with the instructions on the reverse side of this proxy card.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all director nominees, and “FOR” proposals 2, 3 and 4 and in accordance with the Board of Directors’ recommendations upon such other matters as may properly come before the Annual Meeting of Stockholders.
Continued and to be signed on reverse side